Exhibit 10.1

EXECUTION VERSION

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

by and between

FIRST PLACE FINANCIAL CORP.,

a Delaware corporation,

and

TALMER BANCORP, INC.,

a Michigan corporation

Dated as of December 14, 2012

i

ARTICLE 5	PRE-CLOSING MATTERS AND OTHER COVENANTS	33
5.1	Operations until Closing	33
5.2	Confidentiality	37
5.3	Return of Information	38
5.4	Consents and Approvals	38
5.5	Indemnification; D&O Insurance	40
5.6	Certain Company Contracts	40
5.7	Notice of Certain Events	40
5.8	Payment of the Broker’s Fees	41
5.9	Stalking-Horse Bidder Fee	41
5.10	Debtor in Possession	42
5.11	The Sale Motion	42
5.12	The Bidding Procedures	43
5.13	Bankruptcy Efforts	47
5.14	Reasonable Access to Records and Certain Personnel	47
5.15	Public Announcements	48
5.16	Tax Refunds	48
5.17	Tax Elections	48
5.18	Preparation and Filing of Tax Returns; Taxes	48
5.19	Tax Cooperation	49
5.20	Tax Proceedings	49
5.21	Transfer Taxes	49
5.22	Resignations	50
5.23	Deferred Compensation Plan	50
5.24	Bankruptcy Filings	50
5.25	Transfer of Business-Related Assets and Contracts	50
5.26	Plan	51
5.27	Appeal	51
5.28	Employees	51
5.29	Certain Benefit Arrangements»	51

ARTICLE 6	CONDITIONS OF CLOSING	52
6.1	Conditions to the Purchaser’s Obligations	52
6.2	Conditions to the Company’s Obligations	53
6.3	Mutual Condition	54
6.4	Termination	54

ARTICLE 7	CLOSING TRANSACTIONS	55
7.1	Time and Place	55
7.2	Company’s Closing Deliverables	55
7.3	Purchaser’s Closing Deliverables	56
7.4	Concurrent Delivery	56
7.5	Transfer of Shares	57

ARTICLE 8	SURVIVAL OF REPRESENTATIONS AND COVENANTS	57
8.1	Survival	57

ARTICLE 9	MISCELLANEOUS	57
9.1	Legal and Other Fees and Expenses	57
9.2	Notices	57
9.3	Further Assurances	58
9.4	Time of the Essence	58
9.5	Entire Agreement	58

ii

9.6	Assignment	58
9.7	Invalidity	59
9.8	Waiver and Amendment	59
9.9	Third-Party Beneficiaries	59
9.10	Surviving Provisions on Termination	59
9.11	Captions	59
9.12	Counterparts	59

SCHEDULES AND EXHIBITS

Schedule I to the Original Agreement	Disclosure Schedule

Schedule 2.1	Acquired Company Assets

Schedule 4.2 to the Original Agreement	Purchaser Required Approvals

Schedule 5.5(a) to the Original Agreement	Indemnification Agreement

Schedule 5.6 to the Original Agreement	Assumed Bank Related Contracts

Schedule 5.8 to the Original Agreement	Broker’s Fees

Schedule 5.22 to the Original Agreement	Continuing Board Members

Schedule 6.1(h) to the Original Agreement	Consents

Exhibit A	Bidding Procedures Order

iii

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 14, 2012, by and between First Place Financial Corp., a Delaware corporation (the “Company”), and Talmer Bancorp, Inc., a Michigan corporation (the “Purchaser”).

RECITALS

A. The Company owns all of the issued and outstanding shares of Common Stock of First Place Bank, a federal savings association (the “Bank”).

B. The Company wishes to sell, and the Purchaser wishes to purchase, all of the shares of Common Stock of the Bank issued and outstanding as of the Closing Date (as hereinafter defined) (the “Shares”), free and clear of all Encumbrances (as hereinafter defined), and certain other assets of the Company, all on the terms and conditions set forth in this Agreement.

C. The Company filed a voluntary bankruptcy petition (the “Bankruptcy Case”) under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) promptly following the Original Agreement Date (as defined below) (the date of such filing, the “Petition Date”).

D. The parties intend for the sale and purchase of the Shares and the Other Purchased Assets (the “Sale”), including the assumption and assignment of the Assumed Bank Related Contracts (if any), to be effectuated pursuant to an order of the Bankruptcy Court under Sections 105, 363 and 365 of the Bankruptcy Code approving such transactions with Purchaser or a bidder that makes a higher or otherwise better bid.

E. The parties entered into an Asset Purchase Agreement (the “Original Agreement”) on October 26, 2012 (the “Original Agreement Date”).

F. The parties wish to amend and restate the Original Agreement as set forth herein.

In consideration of the covenants, agreements, representations and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement, unless the context otherwise requires or unless otherwise specifically provided herein:

(a) “Adequate Assurance Information” is defined in Section 5.12(c)(ix).

(b) “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

(c) “Agreement” is defined in the introductory paragraph.

(d) “Alternative Bids” is defined in Section 5.12(k).

(e) “Alternative Transaction” means any one of the following transactions with or by a Third Party: (a) a merger, consolidation or similar transaction involving the Company or the Bank, or (b) a sale, lease or other disposition directly or indirectly by merger, consolidation, tender offer, share exchange or otherwise of assets of Company or the Bank constituting a majority of the consolidated assets of Company or the Bank.

(f) “Assumed Bank Related Contracts” is defined in Section 5.6.

(g) “Assumed Contract Liabilities” is defined in Section 7.2(f).

(h) “Assumed Securities” is defined in Section 2.2.

(i) “Auction” is defined in Section 5.12(g).

(j) “Bank” is defined in the recitals.

(k) “Bank Related Contracts” is defined in Section 2.1.

(l) “Bank Significant Agreement” is defined in Section 3.12(a).

(m) “Bank Tax Refund” means that certain refund of Tax in the amount that the Company is currently seeking from the IRS.

(a) “Bankruptcy Case” is defined in the recitals.

(b) “Bankruptcy Code” is defined in the recitals.

(c) “Bankruptcy Court” is defined in the recitals.

(d) “Bankruptcy Rules” is defined in Section 5.12(f).

(e) “Benefit Arrangement” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other material plan, program, agreement, arrangement, obligation or practice, including, without limitation, any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, plant closing benefits, disability, workers’ compensation, retirement, deferred compensation, bonus, stock option, or purchase or other stock-related, equity incentive or synthetic equity, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Section 125 of the Code, as amended, and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by the Bank or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of the Bank or its Subsidiaries, or their beneficiaries, or (ii) pursuant to which the Bank or any ERISA Affiliate has any Liability or other obligation (whether contingent or otherwise).

(f) “BHCA” means the Bank Holding Company Act of 1956, as amended.

(g) “Bid Deadline” is defined in Section 5.12(c).

(h) “Bidding Procedures” is defined in Section 5.9(b).

(i) “Bidding Procedures Order” means the bidding procedures order, approving, among other things, the process by which bids may be solicited in connection with the sale of the Shares and the Other Purchased Assets, in the form attached hereto as Exhibit A with such changes as are acceptable to Purchaser and the Company.

(j) “Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including, without limitation, those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including, without limitation, any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the Bank or its Subsidiaries or relating to the Business.

(k) “Broker” means Keefe, Bruyette & Woods, Inc.

(l) “Broker’s Fees” means the actual fees and expenses payable by the Company and/or the Bank to the Broker (including any obligations of the Company or the Bank to indemnify the Broker) in connection with the Closing in an aggregate amount equal to the amount set forth in Section 3.24 of the Disclosure Schedule.

(m) “Burdensome Condition” means any restraint, limitation, term, requirement, provision or condition that would (i) reasonably be expected to impair in any material respect the benefits to the Purchaser or any of its Affiliates of the Contemplated Transactions; (ii) require any Person other than the Purchaser to become a bank holding company under the BHCA; (iii) require any Person other than the Purchaser to guaranty, support or maintain the capital of the Bank; (iv) require modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of the Purchaser or any of its Affiliates (or its partners, members or equity holders); or (v) cause any Person other than the Purchaser to be deemed to control the Bank; provided, however, that the following shall not be deemed to be a “Burdensome Condition”: (x) those restraints, limitations, terms, requirements, provisions or conditions specifically applicable to the Bank or its Subsidiaries by reason of their condition as of the date hereof and specifically disclosed to the Purchaser in Section 3.3(b)(ii) of the Disclosure Schedule and (y) any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof.

(n) “Business” means the business currently carried on by the Bank and its Subsidiaries.

(o) “Business Day” means any day other than a Saturday, Sunday or any federal holiday in the United States.

(p) “Call Reports” means the Bank’s Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

(q) “Cash Purchase Price” is defined in Section 2.2.

(r) “Charter Documents” means articles or certificate of incorporation, bylaws and any other constituted document of a corporate entity.

(s) “Closing” means the completion of the sale and purchase of the Shares and the Other Purchased Assets in accordance with Article 7.

(t) “Closing Date” means five (5) Business Days following the satisfaction or waiver, as applicable, of the conditions set forth in Article 6 and the Sale Order (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), or such other date as may be agreed upon in writing by the Company and the Purchaser or by their respective counsel.

(u) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(v) “Committee” means the official committee of the holders of the Assumed Securities appointed by notice dated November 9, 2012.

(w) “Common Stock” is defined in Section 3.2(a).

(x) “Company” is defined in the introductory paragraph.

(y) “Company’s Reports” is defined in Section 3.4(a).

(z) “Company Tax Returns” is defined in Section 5.18.

(aa) “Competing Purchase Agreement” is defined in Section 5.12(c)(i).

(bb) “Conformity Election” is defined in Section 5.17(c).

(cc) “Consent” means any approval, consent, ratification, waiver or other authorization.

(dd) “Contemplated Transactions” means all of the transactions between the Company, the Bank and the Purchaser contemplated by this Agreement.

(ee) “Continuing Board Members” is defined in Section 5.22.

(ff) “Contracts” means all contracts, agreements, instruments, leases, indentures and commitments, whether written or oral, relating to the Business to which the Company, the Bank or any other Subsidiary is a party, including, without limitation, non-competition, non-solicitation and confidentiality agreements.

(gg) “Contract Designation Date” is defined in Section 5.6.

(hh) “CRA” is defined in Section 3.18.

(ii) “Criticized Assets” is defined in Section 3.21(a).

(jj) “Cure Cost Ceiling” shall mean $500,000.

(kk) “Deferred Compensation Plan” is defined in Section 5.1(b)(xxi).

(ll) “Disclosure Schedule” means the disclosure schedule delivered by the Company to the Purchaser concurrently with execution and delivery of the Original Agreement.

(mm) “Encumbrance,” with respect to any asset, means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:

i. a lien, encumbrance, adverse claim, charge, execution, security interest, pledge against such asset, or a subordination to any right or claim of others in respect thereof;

ii. a claim or interest against such asset;

iii. an option or other right to acquire, or to acquire any interest in such asset;

iv. an interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; and

v. any other encumbrance of whatsoever nature and kind against such asset.

(nn) “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including, without limitation, for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(oo) “Environmental Laws” means all Legal Requirements relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, Legal Requirements relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.

(pp) “Equity Contribution” means the equity contribution, to be made concurrently with the Closing, by the Purchaser to the Bank in an amount necessary to obtain the Purchaser Required Approvals, which equity contribution is not expected to exceed Two Hundred Five Million Dollars ($205,000,000) in cash. For the avoidance of doubt, the Bank shall not issue any new shares of Common Stock to the Purchaser in connection with the Equity Contribution.

(qq) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(rr) “ERISA Affiliate” shall mean any entity required to be aggregated in a controlled group or affiliated service group with the Bank for purposes of ERISA or the Code (including under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA), at any relevant time.

(ss) “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

(tt) “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

(uu) “GAAP” shall mean generally accepted accounting principles as in effect in the United States.

(vv) “Governmental Authority” means any federal, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

(ww) “Governmental Authorization” means any Consent, approval, license, registration, permit or waiver issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

(xx) “Indemnified Parties” is defined in Section 5.5(a).

(yy) “Initial Minimum Bid Increment” is defined in Section 5.12(c)(i).

(zz) “Initial Minimum Overbid” is defined in Section 5.12(c)(i).

(aaa) “Initial Overbid” is defined in Section 5.12(d)(i).

(bbb) “June 30 Balance Sheet” is defined in Section 3.6(a).

(ccc) “Knowledge” of the Company, or words of similar import, including without limitation, the Company being aware of a fact or circumstance, means the actual knowledge as of the Original Agreement Date, after reasonable inquiry, of Albert P. Blank, Craig Carr, Louis J. Dunham, David W. Gifford and Rob Kowalski.

(ddd) “Leased Properties” is defined in Section 3.10.

(eee) “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

(fff) “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, whether or not accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

(ggg) “Loans” is defined in Section 3.21.

(hhh) “Material Adverse Effect” means (a) any fact, effect, event, change, occurrence or circumstance, including as a result of a regulatory exam by a Governmental Authority conducted after the date hereof, that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or would be reasonably expected to have a material and adverse effect on (1) the business, regulatory status, any Regulatory Agreement, assets, liabilities (including deposit liabilities), profits, condition (financial or otherwise) or results of operations of the Bank and its Subsidiaries or the Business (as applicable), taken as a whole, or (2) the ability of the Company or the Bank to timely consummate the transactions contemplated by this Agreement; or (b) any other act or omission which would be reasonably expected to materially impair the ability to operate the Business in the Ordinary Course; provided, however, that none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) changes in GAAP or regulatory accounting requirements, (ii) changes in laws, rules or regulations of general applicability to companies in the U.S. banking industry, (iii) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies or banks in the U.S. banking industry, (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (v) any changes made by the Company or the Bank in the Business or other actions taken, delayed or omitted to be taken by the Company or the Bank at the written request or with the prior written consent of the Purchaser, and (vi) with respect to the Bank, any pre-Closing restrictions or conditions imposed on the Bank as a result of the Regulatory Agreements to which the Bank is a party as of the date of the Original Agreement; except, with respect to clauses (i), (ii), and (iii), to the extent that the effects of such change are materially disproportionately adverse to the business, assets, liabilities (including deposit liabilities), profits, condition (financial or otherwise) or results of operations of the Bank and its Subsidiaries or the Business (as applicable), taken as a whole, as compared to other similarly situated companies in the U.S. banking industry.

(iii) “Material Governmental Authorization” is defined in Section 3.3(b)(ii).

(jjj) “Material Permit” is defined in Section 3.3(a).

(kkk) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances having an adverse effect on human health or the environment.

(lll) “Mortgage” means a mortgage, deed of trust, pledge or collateral assignment of property trust beneficiary interest or other instrument creating a lien on or ownership interest in a Mortgaged Property.

(mmm) “Mortgage Finance Agency” means the Federal Housing Administration, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac), the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company, the Bank or any of their Subsidiaries (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.

(nnn) “Mortgage Loan” shall mean any loan secured by a Mortgage or a participation interest or certificate or other ownership interest in such a loan that has been sold to a Mortgage Finance Agency.

(ooo) “Mortgaged Property” shall mean the underlying property or properties securing a loan, consisting of a fee simple estate or leasehold estate, or both, in a parcel of land improved by one or more properties, together with any personal property, fixtures, leases and other property or rights pertaining thereto, or property trust beneficiary interest with respect to the foregoing.

(ppp) “Notice of Sale” means a notice of the sale of the Shares and the Other Purchased Assets and the Sale Hearing.

(qqq) “OCC” means the Office of the Comptroller of the Currency, which includes the OTS as a predecessor to the OCC.

(rrr) “Order” means any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such.

(sss) “Ordinary Course of Business” or “in the Ordinary Course” means the conduct of the Business in substantially the same manner as the Business was operated on the Original Agreement Date, including operations in conformance with the Bank’s practices and procedures as of such date and continued cooperation with Governmental Authorities concerning investigations by or inquiries from Governmental Authorities regarding or relating to the Company, the Bank or their respective directors and employees.

(ttt) “Original Agreement” is defined in the recitals.

(uuu) “Original Agreement Date” is defined in the recitals.

(vvv) “OTS” means the Office of Thrift Supervision.

(www) “Other Purchased Assets” is defined in Section 2.1.

(xxx) “Other Real Estate Owned” is defined in Section 3.21(a).

(yyy) “Outside Date” is defined in Section 6.4(a).

(zzz) “Owned Mortgage Loan” shall mean a Mortgage Loan owned by the Company, the Bank or their Subsidiaries.

(aaaa) “Owned Properties” is defined in Section 3.10.

(bbbb) “Overbidder” is defined in Section 5.12(b).

(cccc) “Overbidder’s Deposit” is defined in Section 5.12(c)(ii).

(dddd) “Permits” means all permits, licenses, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with Governmental Authorities or other regulatory bodies required to carry on the Business as now being carried on.

(eeee) “Permitted Liens” means (i) liens for current taxes and assessments not yet delinquent or as to which the Bank is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business for sums not yet past due, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the books of the Bank, or the defense of which has been accepted by a title insurer, bonding company, other surety or other Person; (iii) any recorded lien (other than for funded indebtedness) relating to any leased premises; (iv) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (v) liens encumbering the interest of the landlord under any real estate lease the existence of which does not result in a default under such real estate leases; (vi) deposits, liens or pledges to secure payments of worker’s compensation, unemployment insurance, pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or similar obligations arising in the Ordinary Course of Business; (vii) purchase money mortgages or other purchase money or vendor’s liens (including, without limitation, finance leases), provided that no such lien shall extend to or cover any other property of the Bank other than that so purchased; (viii) liens on assets given to secure deposits and other liabilities of the Bank arising in the Ordinary Course of Business (including those given to secure borrowings, advances, or discount window availability from any private or governmental banking entity or any clearinghouse); (ix) pledges of securities to secure fed funds borrowings from other banks; and (x) liens arising out of judgments or awards in respect of which the Bank is in good faith prosecuting an appeal or proceeding for review and in respect of which it has secured a subsisting stay of execution pending such appeal or proceeding and which are disclosed or reserved against on the Bank’s financial statements.

(ffff) “Person” means an individual, legal personal representative, corporation, limited liability company, partnership, firm, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

(gggg) “Petition Date” is defined in the recitals.

(hhhh) “Post-Close Filings” is defined in Section 5.14.

(iiii) “Pre-Closing Tax Period” is defined in Section 5.18.

(jjjj) “Preferred Stock” is defined in Section 3.2(a).

(kkkk) “Proceedings” means any actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, or other proceedings, of, by, against, or relating to, the Company, the Bank, any other Subsidiary, or the Business.

(llll) “Properties” is defined in Section 3.10.

(mmmm) “Proprietary Rights” is defined in Section 3.16.

(nnnn) “Purchaser” is defined in the introductory paragraph.

(oooo) “Purchase Plans” is defined in Section 5.29.

(pppp) “Purchase Price” is defined in Section 2.2.

(qqqq) “Purchaser Required Approvals” is defined in Section 4.2.

(rrrr) “Qualified Bid” is defined in Section 5.12(d)(ii).

(ssss) “Qualified Overbidder” is defined in Section 5.12(d).

(tttt) “Qualified Plan” is defined in Section 3.9(b)(ii).

(uuuu) “Real Estate” is defined in Section 3.10.

(vvvv) “Regulatory Agreement” is defined in Section 3.3(b)(vii).

(wwww) “Sale” is defined in the recitals.

(xxxx) “Sale Hearing” is defined in Section 5.11(b).

(yyyy) “Sale Motion” is defined in Section 5.11.

(zzzz) “Sale Order” means the order, approving the sale of the Shares and the Other Purchased Assets to the Purchaser, in a form and manner acceptable to Purchaser and the Company.

(aaaaa) “Serviced Mortgage Loans” is defined in Section 3.23(a).

(bbbbb) “Servicing Contracts” is defined in Section 3.23(a).

(ccccc) “Shares” is defined in the recitals.

(ddddd) “Specified Person” means (i) any Person that has indicated an interest in, or could reasonably be expected to have an interest in, participating in any direct or indirect sale of any equity interest in, or any material portion of the assets of, the Company or the Bank or any extraordinary corporate transaction directly or indirectly involving the Company or the Bank, (ii) any Affiliate of any such Person and (iii) any director, officer, employee, agent, representative or advisor of any such Person or any of its Affiliates.

(eeeee) “Stalking-Horse Bidder Fee” is defined in Section 5.9(a).

(fffff) “Subsidiary” includes any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time, directly or indirectly, owned by such party. The term “Subsidiary” shall include all Subsidiaries of any Subsidiary.

(ggggg) “Successful Bidder is defined in Section 5.12(b)(i).

(hhhhh) “Tax” or “Taxes” means (i) all federal, state, local and foreign taxes, charges, fees, imposts, levies or other like assessments, including, without limitation, all income, gross receipts, alternative or add-on minimum, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, recapture, real and personal property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement to make any payment determined by reference to the Tax liability of a third party.

(iiiii) “Tax Matter” is defined in Section 5.20.

(jjjjj) “Tax Refund” means any Tax refunds from any Governmental Authority, including the Bank Tax Refund.

(kkkkk) “Tax Returns” means all returns, statements, reports, documents, declarations, forms, designations, claims for refund, and other information and filings (including elections, disclosures, schedules and estimates), and any attachments, addenda or amendments thereto (whether or not a payment is required to be made with respect to any such return or other document) relating to Taxes.

(lllll) “Third Party” means any Person or group other than Purchaser and its Affiliates.

(mmmmm) “Transfer Tax Returns” is defined in Section 5.21.

(nnnnn) “Transfer Taxes” is defined in Section 5.21.

(ooooo) “Trust Preferred Issuers” means the trust preferred securities issued by First Place Capital Trust, First Place Capital Trust II and First Place Capital Trust III.

(ppppp) “Unaudited Financial Statements” means the consolidated unaudited financial statements of the Bank and its Subsidiaries, consisting of consolidated unaudited statements of financial condition as of June 30, 2012, 2011 and 2010, and consolidated unaudited statements of operations, for the years ended June 30, 2012, 2011 and 2010.

(qqqqq) “USA Patriot Act” is defined in Section 3.19.

1.2 Currency. Except where otherwise expressly provided, all monetary amounts in this Agreement are stated and shall be paid in United States currency.

1.3 Governing Law. This Agreement and the agreements contemplated hereby shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the Bankruptcy Code and the substantive laws of the State of Delaware, in each case without regard to the conflict of laws principles thereof or of any other jurisdiction.

1.4 Schedules and Exhibits. The following are the Schedules and Exhibits which are attached to and form part of this Agreement:

Schedule I to the Original Agreement	Disclosure Schedule

Schedule 2.1	Acquired Company Assets

Schedule 4.2 to the Original Agreement	Purchaser Required Approvals

Schedule 5.5(a) to the Original Agreement	Indemnification Agreement

Schedule 5.6	Assumed Bank Related Contracts

Schedule 5.8 to the Original Agreement	Broker’s Fees

Schedule 5.22 to the Original Agreement	Continuing Board Members

Schedule 6.1(h) to the Original Agreement	Consents

Exhibit A	Bidding Procedures Order

ARTICLE 2

PURCHASE OF SHARES AND OTHER ASSETS; EQUITY CONTRIBUTION

2.1 Purchase and Sale of the Shares and other Assets. Subject to the terms and conditions set forth in this Agreement, and subject to the entry of a Sale Order and for the Purchase Price to be paid as designated in the Sale Order, the Company agrees to (a) sell, assign and transfer to the Purchaser, free and clear of all Encumbrances, and the Purchaser agrees to purchase from the Company, on the Closing Date, effective as of and from the Closing, all of the Shares and (b) sell, assign and transfer to the Bank, free and clear of all Encumbrances, (i) all of the Contracts of the Company that relate to the Business set forth in Section 2.1 of the Disclosure Schedule or that are identified in Section 3.12 of the Disclosure Schedule and that are specifically noted as Contracts of the Company that relate to the Business (collectively, the “Bank Related Contracts”) that Purchaser has identified on Schedule 5.6 as Assumed Bank Related Contracts; (ii) any right, title and interest of the Company to any proceeds received or to be received after June 30, 2012 related to any Assumed Bank Related Contract, including any such proceeds from any insurance claims to the extent (but, in the case of insurance claims, only to the extent) solely related to the Bank or its Subsidiaries or the Business; (iii) all of the trademarks and service marks registered to the Company set forth in Section 3.16 of the Disclosure Schedule; and (iv) those assets of the Company set forth on Schedule 2.1 attached hereto (the assets identified in clauses (i), (ii), (iii) and (iv) collectively, the “Other Purchased Assets”).

2.2 Consideration. The amount payable pursuant to the Sale Order for the Shares and the Other Purchased Assets will be: (i) the assumption of the obligations of the Company pursuant to subordinated notes issued to the Trust Preferred Issuers (the “Assumed Securities”) with a remaining face amount of Sixty Million Dollars ($60,000,000) followed by a satisfaction and retirement of a portion of the Assumed Securities having a face amount of Forty-Five Million Dollars ($45,000,000) (the “Cash Purchase Price”); or, (ii) in the event that Purchaser, after undertaking commercially reasonable efforts to obtain all required regulatory approvals, waivers or non-objections, is not permitted to undertake the indebtedness that would remain outstanding after the payment of the Cash Purchase Price, or such approval, waiver, or non-objection results in a Burdensome Condition being imposed upon Purchaser or its current bank subsidiary, the assumption of obligations of the Company pursuant to Assumed Securities having a face amount of Fifty-Five Million Dollars ($55,000,000) followed by an increase in the Cash Purchase Price to Fifty-Five Million Dollars ($55,000,000) and a satisfaction and retirement of all of such Assumed Securities (the applicable Cash Purchase Price and Assumed Securities that remain outstanding following the consummation of the transaction and the action contemplated in Section 2.3, if applicable, shall be referred to as the “Purchase Price”), which shall, subject to the terms and conditions hereof, be payable by the Purchaser pursuant to the Sale Order at Closing (subject to Section 5.8 (Payment of Broker’s Fees)). Concurrently with the Closing, the Purchaser shall make the Equity Contribution.

2.3 Assumption and Satisfaction of Assumed Securities. At Closing, and in accordance with the requirements of the Sale Order, the Purchaser shall assume the Assumed Securities as follows: (i) in the event the Purchaser pays the Purchase Price as set forth in Section 2.2(i), the Purchaser shall assume Sixty Million Dollars ($60,000,000) of the Assumed Securities, Forty-Five Million Dollars ($45,000,000)

of which shall be immediately satisfied and retired with the Cash Purchase Price; or (ii) in the event the Purchaser pays the Purchase Price as set forth in Section 2.2(ii), the Purchaser shall assume Fifty-Five Million Dollars ($55,000,000) of the Assumed Securities, all of which shall be immediately satisfied and retired with the Cash Purchase Price. The Assumed Securities shall be assumed, and retired, pro rata across the various Trust Preferred Issuer issuances. Other than as set forth in this Section 2.3 above, the Purchaser shall have no further obligations to the holders of the preferred securities issued by the Trust Preferred Issuers or any other party for obligations arising out of the preferred securities.

2.4 Payments. On the Closing Date, the Purchaser shall: (a) pay the Purchase Price for the Shares and the Other Purchased Assets (subject to Section 5.8 (Payment of Broker’s Fees)), including the Cash Purchase Price by wire transfer pursuant to the Sale Order and to an account designated by the holders of the Assumed Securities in writing at least two (2) Business Days prior to the Closing Date; (b) pay the amount in excess of the Cure Cost Ceiling to the Company that is necessary in order to cure, assume, and assign all Bank Related Contracts designated by Purchaser; and (c) fund the Equity Contribution to an account of the Bank designated by the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are disclosed in the Disclosure Schedule dated as of the Original Agreement Date and attached to the Original Agreement, the Company hereby makes the following representations and warranties to the Purchaser as of the Original Agreement Date and as of the Closing Date; provided that those representations and warranties which address matters only as of a particular earlier date shall have been true and correct only on such date. The inclusion of an item in the Disclosure Schedule shall not be deemed an admission by the Company or the Bank that such item represents a material fact, event, or circumstance or has had or would be reasonably expected to have a Material Adverse Effect. Disclosure in any section of the Disclosure Schedule shall apply only to such section of such Disclosure Schedule, except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of such Disclosure Schedule.

3.1 Corporate Status and Authority; Non-Contravention.

(a) Status of the Company. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner in which its business is now being conducted. The Company is duly registered as a savings and loan holding company. The Company is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Status of Bank. The Bank is a federal savings association and direct, wholly-owned Subsidiary of the Company, is duly organized, validly existing and in good standing under the laws of the United States of America, is authorized under the laws of the United States of America to engage in the Business and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the Business in the manner in which the Business is now being conducted. The Bank is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. The Bank is duly authorized by the OCC to conduct business as a federal savings association. The deposit accounts of the Bank are insured to the fullest extent permitted by law by the Deposit Insurance Fund

(including through the Transaction Deposit Insurance Guaranty Program), which is administered by the FDIC. The FDIC has not been appointed receiver of the Bank. Complete and correct copies of the Charter Documents of the Bank, as currently in effect, have prior to the date hereof been delivered to the Purchaser.

(c) Due Authorization. (i) The Company has full legal right, corporate power and authority to enter into this Agreement and, subject to the Sale Order, to carry out its obligations hereunder and thereunder; and (ii) the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement and, subject to the Sale Order, the completion and performance of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement have been duly executed and delivered by the Company and, subject to the Sale Order, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms. No other corporate proceedings, including any stockholder or debt holder approvals, are necessary for the execution and delivery by the Company of this Agreement, the performance by it or of its obligation hereunder or thereunder or the consummation by it of the Contemplated Transactions.

(d) Non-contravention. Except as disclosed on Section 3.1(d) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor, subject to the Sale Order, the completion and performance of the Contemplated Transactions, or compliance by the Company with any of the provisions hereof or thereof, will (i) materially violate, materially conflict with, or result in a material breach of any provision of, or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or result in the termination of, or result in the loss of any benefit or creation of any material right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any material Encumbrance upon any of the material properties or assets of the Company or any Subsidiary under any of the terms, conditions or provisions of (A) the Charter Documents of the Company, the Bank or any other Subsidiary, or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Bank or any other Subsidiary is a party or by which it may be bound, or to which the Company, the Bank or any other Subsidiary or any of the properties or assets of the Company, the Bank or any other Subsidiary may be subject, or (ii) assuming the Purchaser Required Approvals are duly obtained, violate in any material respect any Legal Requirement or any judgment, ruling, order, writ, injunction or decree applicable to the Company, the Bank or any other Subsidiary or any of their respective properties or assets.

3.2 Capitalization of the Bank.

(a) Ownership. The authorized capital stock of the Bank consists of 33,000,000 shares of common stock, $1.00 par value (the “Common Stock”), of which 560,198 shares of Common Stock are outstanding and 3,000,000 shares of preferred stock, $1.00 par value (the “Preferred Stock”), of which no shares of Preferred Stock are outstanding. No other shares of capital stock of the Bank are issued or outstanding. All of the outstanding shares of Common Stock and Preferred Stock are directly and beneficially owned and held by the Company and have been duly authorized and validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and are free and clear of all Encumbrances.

(b) Outstanding Stock Rights. There are no (i) outstanding preemptive rights, subscriptions, options, calls, warrants or other rights of any kind or nature to acquire any securities of the Bank or its Subsidiaries; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable for any securities of the Bank or its Subsidiaries; (iii) Contracts under which the Company or any of its Subsidiaries or the Bank and its Subsidiaries are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of the Bank or its Subsidiaries; (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries or the Bank or its Subsidiaries is a party or of which the Company is aware, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of the Bank or its Subsidiaries, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholder of the Bank or its Subsidiaries may vote.

(c) Bank Subsidiaries. Other than the Subsidiaries set forth on Section 3.2(c) of the Disclosure Schedule, the Bank does not have any Subsidiaries nor own any equity interests in any other Person. Each Subsidiary is a direct, wholly owned Subsidiary of the Bank, is duly organized, validly existing and in good standing under the laws of the state set forth on Section 3.2(c) of the Disclosure Schedule, is authorized under the laws of such state to engage in the Business that the Subsidiary, conducts and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the Business that the Subsidiary conducts in the manner in which the Business that the Subsidiary conducts is now being conducted. Each Bank Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect. All of the outstanding shares of each Bank Subsidiary are directly and beneficially owned and held by the Bank and have been duly authorized and validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and are free and clear of all Encumbrances. The operations of each Bank Subsidiary are as described in Section 3.2(c) of the Disclosure Schedule.

(d) Ownership of Assets Covenant. Neither the Company nor any of its Subsidiaries (other than the Bank and its Subsidiaries) (i) owns or has any right to use any asset or property (whether real, personal, tangible, intangible or otherwise) used in or held for use in, or related to, the Business or (ii) other than the Bank Related Contracts, is a party to any Contract relating to the Business. Except as disclosed on Section 3.2(d) of the Disclosure Schedule, no Subsidiary of the Company (other than the Bank or its Subsidiaries) has or owns any interest in any Tax Refund (or any proceeds of any Tax Refund received or to be received after June 30, 2012) or any proceeds received or to be received after June 30, 2012 related to any Assumed Bank Related Contract (including any proceeds from any insurance claim to the extent related to the Bank or its Subsidiaries or the Business). Notwithstanding the above, the Company shall assign to the Purchaser those tax assets identified in Schedule 2.1.

3.3 Business Operations.

(a) Permits. The Bank and its Subsidiaries hold all Permits material to the Business, including without limitation all Permits required from the FDIC and the OCC, to conduct a commercial banking business (each, a “Material Permit”). All of the Material Permits are validly issued, are in full force and effect and are being complied with by the Bank and its Subsidiaries in all material respects. Except as set forth on Section 3.3(a) of the Disclosure Schedule, no notice of breach or default in respect of any Material Permit has been received by the Bank or its Subsidiaries and there are no Proceedings in progress, pending or, to the Company’s Knowledge, threatened which would reasonably be expected to result in the cancellation, revocation, suspension or adverse alteration of any of them, and the Company is not aware of any existing matters or state of facts which is reasonably likely to give rise to any such notice or Proceeding.

(b) Governmental Authorizations. Except as set forth on Section 3.3(b) of the Disclosure Schedule:

(i) Each Governmental Authorization that is held by the Bank or its Subsidiaries or that otherwise relates to the Business is valid and in full force and effect.

(ii) The Bank and its Subsidiaries are in compliance in all material respects with all of the terms and requirements of each Governmental Authorization applicable to it that is material to the Business (a “Material Governmental Authorization”).

(iii) No event has occurred or circumstance exists that would or would reasonably be expected to (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any material term or requirement of any Material Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, or would otherwise impair in any way, any Material Governmental Authorization.

(iv) Neither the Company nor the Bank (nor its Subsidiaries) has received any notice or other communication from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Material Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Material Governmental Authorization.

(v) All applications required to have been filed for the renewal of the Material Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority, except as have not had, and would not reasonably be expected to be, material.

(vi) There is no authorization, license, approval, Consent, order or any other action of, or any registration, declaration, filing or notice with or to any Governmental Authority or court that is required for the execution or delivery by the Company of this Agreement or the validity or enforceability of this Agreement against the Company, and, subject to the Sale Order and the receipt of the Purchaser Required Approvals, the completion or performance by the Company of any of the Contemplated Transactions.

(vii) The Bank and its Subsidiaries are not subject to any cease-and-desist or other similar order or enforcement action issued by, nor is any of them a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any capital directive by, or adopted any board resolutions at the request of, any Governmental Authority (each item in this sentence, a “Regulatory Agreement”), nor has the Bank or its Subsidiaries been notified since January 1, 2009 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. The Bank and its Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which either of them is a party or subject, and neither the Bank nor its Subsidiaries has received any notice from any Governmental Authority indicating that the Bank or its Subsidiaries is not in compliance in all material respects with any such Regulatory Agreement.

(viii) Except for normal examinations conducted by a Governmental Authority in the regular course of the Business and except as disclosed in Section 3.8 of the Disclosure Schedule, no Governmental Authority has initiated any Proceeding into the Business or operations of the Bank or its Subsidiaries since January 1, 2009. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of the Bank or its Subsidiaries. Other than the current OCC safety and soundness examination, as of the Original Agreement Date, no regulatory examination of the Bank or its Subsidiaries is under way, and no other report of examination is pending.

(c) Compliance with Law. Except as set forth on Section 3.3(c) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in material violation of, or has materially violated, and to the Knowledge of the Company neither the Company nor any of its Subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any Legal Requirement.

3.4 Regulatory Reports.

(a) Company’s Reports. Except as set forth on Section 3.4(a) of the Disclosure Schedule, the Company has filed or furnished, as applicable, on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Governmental Authority, including any and all federal and state banking authorities, since January 1, 2009 (including any amendments thereto, the “Company’s Reports”). Except as set forth on Section 3.4(a) of the Disclosure Schedule, each of the Company’s Reports, at the time of its filing or being furnished, complied as to form in all material respects with all Legal Requirements applicable to the Company’s Reports. Except as set forth in Section 3.4(a) of the Disclosure Schedule, as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company’s Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) Bank’s Reports. Except as set forth on Section 3.4(b) of the Disclosure Schedule, the Bank and its Subsidiaries have duly filed with the OCC, the OTS, the FDIC and any other applicable Governmental Authorities, as the case may be, in correct form in all material respects, the reports, returns and filing information data required to be filed under any applicable Legal Requirement, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Legal Requirement. Except as set forth on Section 3.4(b) of the Disclosure Schedule, as of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), such reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

3.5 Deposits. All of the deposits held by the Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of the Bank, and (ii) all applicable Legal Requirements, including anti-money laundering, anti-terrorism, or embargoed persons requirements. All of the deposit accounts of the Bank are insured to the maximum limit set by the FDIC and any premiums and assessments required to be paid in connection therewith have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of the Company, threatened.

3.6 Financial Matters.

(a) Bank Financial Statements. The Company has, prior to the date hereof, provided to the Purchaser the Unaudited Financial Statements, which are attached as Section 3.6(a) of the Disclosure Schedule. Except as set forth on Section 3.6(a) of the Disclosure Schedule, the Unaudited Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP (except for the omission of footnotes) and regulatory accounting principles consistently applied and (iii) fairly present in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the respective dates set forth therein and their consolidated results of operations, for the respective periods set forth therein. The consolidated financial statements of the Bank and its Subsidiaries to be prepared after the Original Agreement Date and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP (except for the omission of footnotes) and regulatory accounting principles consistently applied and (C) will fairly present in all material respects the consolidated financial position of the Bank and its Subsidiaries as of the respective dates set forth therein and their consolidated results of operations for the respective periods set forth therein. The balance sheet dated June 30, 2012, included in the Unaudited Financial Statements is referred to as the “June 30 Balance Sheet.”

(b) Call Reports. The financial statements contained in the Call Reports of the Bank to be prepared after the Original Agreement Date and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of the Bank and its Subsidiaries as of the respective dates set forth therein and their consolidated results of operations and stockholders’ equity for the respective periods set forth therein, subject, in the case of interim period financial statements, to year-end adjustments (none of which will be material).

(c) Systems and Processes. Except as set forth on Section 3.6(c) of the Disclosure Schedule, the Bank and its Subsidiaries have in place sufficient systems and processes that are customary for a community bank of the size of the Bank and that are designed to (x) provide reasonable assurances regarding the reliability of the Bank’s and its Subsidiaries’ financial statements and (y) in a timely manner accumulate and communicate to the Bank’s and its Subsidiaries’ principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Bank’s and its Subsidiaries’ financial statements. Except as set forth on Section 3.6(c) of the Disclosure Schedule, neither the Bank or its Subsidiaries nor, to the Company’s Knowledge, any employee, auditor, accountant or representative of the Bank or its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Bank’s or its Subsidiaries’ financial statements. Except as set forth on Section 3.6(c) of the Disclosure Schedule, to the Company’s Knowledge, there has been no instance of fraud by the Bank or its Subsidiaries, whether or not material, that occurred during any period since January 1, 2009.

(d) Auditor Independence. Except as set forth on Section 3.6(d) of the Disclosure Schedule, since January 1, 2009, the Company’s and the Bank’s external auditor was independent of the Company and the Bank and their management. As of the date hereof, except as set forth on Section 3.6(d) of the Disclosure Schedule, the Company’s and the Bank’s external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e) Books and Records.

(i) Except as set forth on Section 3.6(e)(i) of the Disclosure Schedule, the Books and Records have been and are being maintained in the Ordinary Course of Business in accordance and compliance with all applicable accounting requirements and Legal Requirements and are complete in all material respects to reflect corporate action by the Bank and its Subsidiaries. Neither the Company nor the Bank nor any of their Subsidiaries have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K of the Securities Act of 1933, as amended.

(ii) The records, systems, controls, data and information of the Bank and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Bank and its Subsidiaries or any of their accountants (including all means of access thereto and therefrom) in all material respects. Except as set forth on Section 3.6(e)(ii) of the Disclosure Schedule, the Bank and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with its management’s general or specific authorizations and (B) transactions are recorded in conformity with GAAP consistently applied and all Legal Requirements. Since January 1, 2009, except as set forth on Section 3.6(e) of the Disclosure Schedule, the Bank and its Subsidiaries or, to the Company’s Knowledge, any director, senior executive officer, auditor or independent accountant, has not received written notice or otherwise obtained knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of the Bank and its Subsidiaries or their respective internal accounting controls, other than material weaknesses that have been remedied prior to the Original Agreement Date.

(f) Liabilities. Neither the Bank nor any of its Subsidiaries has any Liability, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, except:

(i) Liabilities to the extent disclosed on, reflected in or provided for in the June 30 Balance Sheet;

(ii) Liabilities incurred in the Ordinary Course of Business since June 30, 2012, except those, that individually or in the aggregate, are not material;

(iii) Liabilities disclosed in the Disclosure Schedule;

(iv) Liabilities arising from this Agreement; and

(v) Other Liabilities that, individually or in the aggregate, are not material.

3.7 Tax Matters. Except as set forth on Section 3.7 of the Disclosure Schedule:

(a) Each of the Bank and its Subsidiaries (or the Company on behalf of the Bank or its Subsidiaries) has filed all federal income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects and accurately reflected in all material respects the taxable income (or other measure of Tax) of the Bank and its Subsidiaries.

(b) Each of the Bank and its Subsidiaries (or the Company on behalf of the Bank or its Subsidiaries) has paid all Taxes with respect to which there is any direct or indirect Liability on the part of one or more of the Bank, its Subsidiaries or the consolidated, combined, affiliated, unitary or other tax group including the Company, the Bank and its Subsidiaries whether or not shown on any Tax Return. The Bank and its Subsidiaries have established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the assets and operations of the Bank and its Subsidiaries

(c) Each of the Bank and its Subsidiaries (or the Company on behalf of the Bank or its Subsidiaries) has withheld and paid to the appropriate taxing authority all material Taxes required to be withheld and paid, including in connection with any amounts owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 and any other forms required with respect thereto have been properly completed and timely filed.

(d) None of the Company, the Bank or its Subsidiaries has received from any taxing authority written notice of, and, to the Knowledge of the Company, there is not threatened, any audit, claim, action, suit, request for information, ruling, determination, investigation or administrative or judicial proceeding that is pending or being conducted with respect to Taxes of the Bank or its Subsidiaries. None of the Company, the Bank or its Subsidiaries has received from any taxing authority (including in jurisdictions in which the Bank or its Subsidiaries has not filed Tax Returns) written notice of, and, to the Knowledge of the Company, there is not threatened, any proposed assessment, adjustment or deficiency for any amount of Taxes proposed, asserted, or assessed against the Bank or its Subsidiaries.

(e) Neither the Bank nor its Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnification agreement or similar agreement or arrangement.

(f) Neither the Bank nor its Subsidiaries has, in the longer of the past two years or in all tax years for which the statute of limitations has not expired, or to the Knowledge of the Company, prior years, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g) Neither the Bank nor its Subsidiaries will be required, for income Tax purposes for any taxable period ending after the Closing Date, to include in its taxable income any item of income or gain or to exclude from its taxable income any item of deduction or loss as a result of any (i) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign law) for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition occurring on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(h) There are no liens or encumbrances for Taxes on any of the assets of the Bank or its Subsidiaries other than liens or encumbrances for Taxes not yet due and payable.

(i) No written claim has been received in the last six years by the Company, the Bank or its Subsidiaries from a taxing authority in a jurisdiction where the Bank or its Subsidiaries does not file Tax Returns that the Bank or its Subsidiaries is or may be subject to taxation by that jurisdiction or should have been included in a combined, consolidated, affiliated, unitary or other group Tax Return of that jurisdiction.

(j) Neither the Bank nor its Subsidiaries has engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

3.8 Litigation and Claims. Except as set forth on Section 3.8 of the Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened Proceedings against or relating specifically to the Bank or its Subsidiaries or the Business that would reasonably be expected to materially interfere with or delay any of the Contemplated Transactions. Except as set forth on Section 3.8 of the Disclosure Schedule, there is no material Order or regulatory restriction imposed upon or relating specifically to the Bank or its Subsidiaries or the Business that would reasonably be expected to materially interfere with or delay any of the Contemplated Transactions.

3.9 Employee Matters.

(a) Employees. Section 3.9(a) of the Disclosure Schedule sets forth, for each officer and other key employee whose annual compensation equals or exceeds $100,000 of the Bank or its Subsidiaries, such employee’s name, title, hire date, location, whether full- or part-time, and whether active or on leave (and, if on leave, the nature of the leave and the expected return date). Five (5) days prior to the Closing Date, the Company will provide the Purchaser with a revised version of Section 3.9(a) of the Disclosure Schedule, updated as of such date. No officer or other key employee whose compensation equals or exceeds $100,000 of the Bank or its Subsidiaries has indicated to the Company, the Bank or any of their Subsidiaries that he or she intends to resign or retire as a result of the Contemplated Transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

(b) Employee Benefit Plans; Labor.

(i) Section 3.9(b)(i) of the Disclosure Schedule sets forth a complete and correct list of each Benefit Arrangement. The Company has prior to the date hereof provided to the Purchaser correct and complete copies of (i) each Benefit Arrangement, including all amendments thereto (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Arrangement (if any such report was required), (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement.

(ii) Each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”) and each trust established in connection with any Qualified Plan which is intended to be tax exempt under Section 501(a) of the Code is tax qualified or tax exempt, as applicable, and the Bank has received a determination letter or an opinion letter from the Internal Revenue Service upon which it may rely regarding each such Qualified Plan’s qualified status under the Code, and to the Company’s Knowledge, no event has occurred since the date of the most recent determination letter or application relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan. The Company has prior to the date hereof provided to the Purchaser a correct and complete copy of the most recent determination letter or opinion letter received with respect to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(iii) Except as set forth on Section 3.9(b)(iii) of the Disclosure Schedule, each Benefit Arrangement has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Legal Requirements and the terms of all applicable collective bargaining agreements (if any). No events have occurred with respect to any Benefit Arrangement that could result in payment or assessment by or against the Bank or its Subsidiaries of any excise taxes under Section 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Arrangements) or Proceedings against or involving any Benefit Arrangement.

(iv) Neither the Company nor the Bank (or its Subsidiaries) has any obligation to gross up, indemnify or otherwise reimburse any current or former employee of the Bank or its Subsidiaries for any tax incurred by any such employee, including, without limitation, under Section 409A or 4999 of the Code. No Benefit Arrangement, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(v) No Qualified Plan is, or ever has been, subject to Title IV of ERISA or Section 412 of the Code. No direct, contingent or secondary liability to any Person has been incurred or could reasonably be expected to be incurred by the Bank or its ERISA Affiliates under Title IV of ERISA.

(vi) Neither the Bank nor any of its ERISA Affiliates contributes to, or has within the preceding six years, contributed to or incurred any contingent or actual liability or other obligation in connection with, any Multiemployer Plan. Neither the Bank nor any of its ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(vii) Except as set forth on Section 3.9(b)(vii) of the Disclosure Schedule, the Bank and its Subsidiaries have no obligation to provide medical, dental or life insurance benefits (whether or not insured) to any employees or former employees of the Bank or its Subsidiaries (or beneficiary thereof) after retirement or other termination of service (other than coverage mandated by Legal Requirements).

(viii) There are no collective bargaining agreements binding on the Bank or its Subsidiaries; none of the employees of the Bank or its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there is no, and since January 1, 2009, has been no, (i) organizational effort made or threatened by or on behalf of any labor organization or trade union to organize any employees of the Bank or its Subsidiaries, and (ii) no demand for recognition of any employees of the Bank or its Subsidiaries has been made by or on behalf of any labor organization or trade unions.

(ix) There are no, and since January 1, 2009, there have not been any, strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of the Company, contemplated or threatened against or involving the Bank or its Subsidiaries.

(x) The Company is in compliance, in all material respects, with all applicable Legal Requirements respecting employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(xi) Except as set forth on Section 3.9(b)(xi) of the Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Bank or its Subsidiaries, relating to the alleged material violation of any applicable Legal Requirement pertaining to labor relations or employment related matters.

(xii) Except as set forth on Section 3.9(b)(xii) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, consultant or independent contractor of the Bank or its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Benefit Arrangement or otherwise.

(xiii) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, the Bank or the Bank’s Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(xiv) Except as set forth on Section 3.9(b)(xiv) of the Disclosure Schedule, any and all benefits and coverage under each health, accident, life, disability and similar plan or arrangement sponsored by the Company, the Bank or any Subsidiary is not other than fully insured.

(xv) Except as set forth on Section 3.9(b)(xv) of the Disclosure Schedule, no Benefit Arrangement, or similar plan or arrangement sponsored by the Company, the Bank or any Subsidiary, is subject to any requirement of Section 409A of the Code.

3.10 Properties and Leases. The Bank or its Subsidiaries (a) has good, valid and marketable title to all the properties and assets reflected in the June 30 Balance Sheet or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course) (the “Owned Properties”), free and clear from any Encumbrances other than Encumbrances that, (A) individually or in the aggregate, (i) do not, and would not reasonably be expected to, affect the value thereof or interfere with the use made or to be made thereof by the Bank or its Subsidiaries in any material respect or otherwise be material, (ii) do not secure indebtedness for borrowed money and (iii) arose only in the Ordinary Course and (B) in the case of Owned Properties consisting of Real Estate, Permitted Liens, (b) is the lessee of all leasehold estates reflected in the June 30 Balance Sheet or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Properties”; and any Property consisting of real estate or buildings or improvements thereon (“Real Estate”)), free and clear from Encumbrances other than Encumbrances that, (A) individually or in the aggregate, (i) would not, and would not reasonably be expected to, affect the value thereof or interfere with the use made or to be made thereof by the Bank or its Subsidiaries in any material respect or otherwise be material, (ii) do not secure indebtedness for borrowed money and (iii) arose only in the Ordinary Course and (B) in the case of Leased Properties consisting of Real Estate, Permitted Liens and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor, and (c) owns or leases all properties and assets as are used by the Bank or its Subsidiaries in the Business or otherwise necessary to their respective operations as now conducted. Section 3.10 of the Disclosure Schedule contains a true and complete list of all Real Estate as of the Original Agreement Date and identifies which Real Estate is owned and which is leased. The Real Estate is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Estate are in good operating condition and in a state of good working order, ordinary wear and tear excepted. There are no pending or, to the Knowledge of the Company, threatened material condemnation proceedings against any of the Real Estate. The Bank and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Estate, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

3.11 Absence of Certain Changes. Since June 30, 2012, (a) there has not been, and no fact, effect, event, change, occurrence or circumstance has occurred that would reasonably be expected to have, a Material Adverse Effect, and (b) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Bank or its Subsidiaries or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Contract to which the Bank or its Subsidiaries is a party and which is, individually or in the aggregate, material to the financial condition of the Bank and its Subsidiaries.

3.12 Commitments and Contracts.

(a) Except as set forth on Section 3.12 of the Disclosure Schedule, there are no Contracts to which the Bank or its Subsidiaries is a party or subject or which otherwise relate to the Business (whether written or oral, express or implied) of the type described below (each Contract disclosed or required to be disclosed, including the Bank Related Contracts, a “Bank Significant Agreement”):

(i) any Contract which is or would constitute a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the Original Agreement Date;

(ii) any Contract with respect to the employment or service of any current directors, officers, employees or consultants (excluding attorneys, accountants and auditors) of the Bank or its Subsidiaries and of any former director or officer of the Bank or its Subsidiaries whose service as such terminated after December 31, 2010, other than the Bank’s standard form at-will offer letter;

(iii) any Contract, including pursuant to a board resolution, by the Bank or its Subsidiaries with (A) the Company or any of its Affiliates (other than the Bank or its Subsidiaries) or (B) any director or officer of the Company or its Affiliates;

(iv) any Contract which limits the freedom of the Bank or its Subsidiaries to compete in any material line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(v) any material Contract with a Governmental Authority or Mortgage Finance Agency;

(vi) any Contract pursuant to which the Bank or its Subsidiaries grants or makes available, or is granted or receives, any material Proprietary Rights (other than non-exclusive licenses to commercially available software on non-discriminatory pricing terms);

(vii) any Contract which (A) grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Bank or its Subsidiaries; (B) limits or purports to limit the ability of the Bank or its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business the Bank or its Subsidiaries owns, or (C) contains a “most favored nation” clause or similar term providing preferential pricing to a party (other than the Bank or its Subsidiaries) that is material to the Bank or its Subsidiaries;

(viii) any material partnership, joint venture, limited liability company, operating, shareholder, investors rights or other similar agreement or arrangement;

(ix) any lease or sublease (A) of personal property providing for aggregate annual rentals of $100,000 or more or (B) of Real Estate;

(x) any material indenture, deed of trust, loan agreement or other financing agreement or instrument to which the Bank or its Subsidiaries is an obligor or guarantor;

(xi) any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Bank or its Subsidiaries;

(xii) any current or on-going agreement or series of agreements for the purchase, sale, receipt, lease or use of materials, supplies, goods, services (except for services provided by attorneys), equipment or other assets (excluding real estate owned properties obtained through foreclosure proceedings or by the execution of deed in lieu of foreclosure agreements entered into in the Ordinary Course) providing for aggregate payments by or to the Bank and its Subsidiaries of $150,000 or more annually or $300,000 or more in the aggregate;

(xiii) any participation, loan purchase or similar agreement pursuant to which the Bank or its Subsidiaries has (A) acquired an interest in the indebtedness of any third party or (B) sold an interest in the indebtedness of any third party;

(xiv) any material agreement (including any keepwell agreement, other than the Company’s source of strength obligations pursuant to the Federal Reserve Board’s Regulation Y) under which (A) any Person has directly or indirectly guaranteed any material liabilities or obligations of the Bank or its Subsidiaries or (B) the Bank or its Subsidiaries has, directly or indirectly, guaranteed any material liabilities or obligations of any other Person (other than letters of credit entered into in the Ordinary Course, including for the avoidance of doubt with customary terms);

(xv) any correspondent Contract or other similar Contract; and

(xvi) any other agreement, commitment, arrangement or plan that is (A) not made in the Ordinary Course or (B) material to the Bank and its Subsidiaries, taken as a whole.

(b) Prior to the date hereof, the Company has provided (by hard copy, electronic data room or otherwise) to Purchaser or its representatives true, correct and complete copies, including all amendments, of each of the Bank Significant Agreements. (i) Each of the Bank Significant Agreements has been duly and validly authorized, executed and delivered by the Bank or its Subsidiaries and is binding on the Bank or its Subsidiaries, as applicable, and in full force and effect; (ii) the Bank and its Subsidiaries are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by any of them to date under each Bank Significant Agreement; (iii) the Bank and its Subsidiaries have not received notice of any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation or default) by any party under any Bank Significant Agreement; and (iv) no other party to any Bank Significant Agreement is, to the Knowledge of the Company, in material default in any respect thereunder, except to the extent the filing of the Bankruptcy Case constitutes a default of any such agreement.

3.13 Risk Management Instruments. Section 3.13 of the Disclosure Schedule sets forth all derivative instruments of the Bank and its Subsidiaries, including swaps, caps, floors and option agreements, whether entered into for the Bank’s or its Subsidiaries’ own account or for the account of a customer of the Bank. All such derivative instruments were entered into (a) only in the Ordinary Course of Business and consistent with past practice, (b) in accordance with all applicable laws, rules, regulations and regulatory policies and (c) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Bank or its Subsidiaries and is enforceable against the Bank or its Subsidiaries, as applicable, and, to the Knowledge of the Company, the other parties thereto (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) in accordance with its terms. Neither the Bank or its Subsidiaries nor, to the Knowledge of the Company, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

3.14 Environmental Matters. Except as set forth on Section 3.14 of the Disclosure Schedule:

(a) The Bank and its Subsidiaries are and have since January 1, 2009 been in compliance in all material respects with all Environmental Laws. None of the Bank, the Bank’s Subsidiaries nor the Company has received any communication from any Person that alleges that the Bank or its Subsidiaries is not in compliance with any Environmental Laws and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim pending or, to the Knowledge of the Company, threatened, nor are there any circumstances that would reasonably be expected to form the basis for any Environmental Claim, against the Bank or its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Bank or its Subsidiaries has indemnified, retained or assumed by contract or by operation of law.

(c) The Company has provided to Purchaser all assessments, reports, data, results of investigations or audits, and other information that is in the possession or control of or reasonably available to the Company or the Bank or its Subsidiaries regarding any Materials of Environmental Concern, Environmental Law, Environmental Claim or other environmental matters pertaining to or the environmental condition of any properties currently or previously owned, leased or operated by the Bank or its Subsidiaries since January 1, 2009, including but not limited to corporate offices or branch locations or properties acquired through foreclosure, granting of a deed in lieu of foreclosure or similar transfer of title or possession, or the compliance (or noncompliance) by or Liability of the Bank or its Subsidiaries under any Environmental Laws.

(d) Except as would not reasonably be expected to give rise to any material Liability of the Bank or its Subsidiaries, since January 1, 2009, no Materials of Environmental Concern have been discharged, disposed of, spilled, leaked or otherwise released at, on, to, from or under any property now or previously owned, leased or operated by the Bank or its Subsidiaries or any of their respective predecessors (including, to the Knowledge of the Company, any such properties acquired through foreclosure, granting of a deed in lieu of foreclosure or similar transfer of title or possession).

(e) Neither the Bank nor its Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Authority regarding environmental matters, other than a supervising bankruptcy court with jurisdiction over the pending transaction, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

3.15 Insurance. Except as set forth on Section 3.15 of the Disclosure Schedule, the Bank and its Subsidiaries maintain insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Bank and its Subsidiaries reasonably believe are adequate for its business, including, but not limited to, insurance covering all real and personal property owned or leased by the Bank or its Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business. Section 3.15 of the Disclosure Schedule sets forth a true and complete list of, and the Company has furnished to Purchaser prior to the date hereof true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Bank and its Subsidiaries, whether or not the Bank or its Subsidiaries are party to such insurance policies or fidelity bonds. Except as set forth on Section 3.15 of the Disclosure Schedule, there is no claim by the Bank or its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company, the Bank and its Subsidiaries have otherwise in all material respects complied fully with the terms and conditions of all such policies and bonds. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since at least January 1, 2009 and remain in full force and effect. The Company has no Knowledge of any threatened termination or premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. The Bank and its Subsidiaries shall after the Closing continue to have coverage under policies and bonds relating to the Business with respect to events occurring prior to the Closing and such coverage will not be affected by any claims by the Company or any of its Subsidiaries other than the Bank and its Subsidiaries.

3.16 Intellectual Property. The Bank and its Subsidiaries own or are licensed to use or otherwise possess legally enforceable rights to use all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, “Proprietary Rights”) that are material to the Business and used in or necessary for the conduct of the Business as currently conducted. The Bank and its Subsidiaries have the right to use all material Proprietary Rights owned by the Bank and used in the conduct of the Business as currently conducted without infringing, misappropriating or otherwise violating the Proprietary Rights of any third party, and neither the Bank, its Subsidiaries nor the conduct of the Business has infringed, misappropriated or otherwise violated any such Proprietary Rights in any material respect. To the Company’s Knowledge, the Bank has the right to use all material Proprietary Rights licensed to the Bank and used in the conduct of the Business as currently conducted without infringing, misappropriating or otherwise violating the Proprietary Right of any third party or otherwise violating the terms of any licensing or other agreement to which the Bank is a party. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Proprietary Rights of the Bank, except where the infringement of or lack of a right to use such Proprietary Rights would not have any material impact on the Bank. No charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Bank or its Subsidiaries contesting the right of the Bank or its Subsidiaries to use, or the validity of, any of the Proprietary Rights used in the conduct of Business as currently conducted or challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof, and, to the Company’s Knowledge, no valid basis exists for the assertion of any such charge, claim or litigation. All licenses and other agreements to which the Bank or its Subsidiaries is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event which, with notice or lapse of time, or both, would constitute a default) by the Bank or its Subsidiaries under any license or other agreement affecting Proprietary Rights used in the conduct of the Business as currently conducted, except for defaults, if any, which would not have any material impact on the Bank or would arise from the filing of the Bankruptcy Case. The validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights used in the conduct of Business as currently conducted and the current terms thereof will not be affected by the transactions contemplated by this Agreement. Section 3.16 of the Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration of Proprietary Rights owned by the Bank or its Subsidiaries.

3.17 Related Party Transactions.

(a) Except as set forth on Section 3.17 of the Disclosure Schedule and as part of the normal and customary terms of an individual’s employment or service as a director, neither the Bank nor its Subsidiaries is now or has since January 1, 2009, been involved, directly or indirectly, in any business arrangement or other relationship (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other transaction or agreement with (x) the Company or any of its Affiliates (other than the Bank or its Subsidiaries), any director or officer of the Company or any of its Affiliates (including the Bank and its Subsidiaries), any stockholder owning 5% or more of the outstanding Common Stock of the Company or, to the Knowledge of the Company, any Affiliate or “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-l of the Securities Exchange Act of 1934) of any such director, officer or stockholder, or (y) to the Knowledge of the Company, and other than credit and consumer banking transactions in the Ordinary Course of Business, any employee of the Company or any of its Affiliates (including the Bank and its Subsidiaries) who is not an officer, or any Affiliate, or “associate” or member of the “immediate family” of any such employee.

(b) The Bank and its Subsidiaries are in material compliance with Sections 23A and 23B of the Federal Reserve Act, its implementing regulations, and the Federal Reserve Board’s Regulation O.

3.18 Community Reinvestment Act. The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Bank to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act (“CRA”) or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory.”

3.19 Anti-money Laundering. The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Bank or its Subsidiaries to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act of 2001, (the “USA PATRIOT Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation or any license, order or regulation issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or that the Bank or its Subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any violation of any of the foregoing. The Bank’s Board of Directors has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and that meets the requirements in all material respects of Section 352 of the USA PATRIOT Act.

3.20 Customer Information Security. Except as set forth on Section 3.20 of the Disclosure Schedule, since January 1, 2009, there has been no unauthorized disclosure of, or access to any non-public personal information of a customer of the Bank or its Subsidiaries that could result in substantial harm or inconvenience to such customer. The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Bank or its Subsidiaries to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of any information security program adopted by the Bank pursuant to 12 C.F.R. Part 170.

3.21 Loan Portfolio.

(a) Section 3.21(a)(i) of the Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of September 30, 2012, of all loan agreements, notes or borrowing arrangements (including mortgage loans, leases, credit enhancements and participations) payable to Bank or its Subsidiaries (collectively, the “Loans”), other than “non-accrual” Loans, and (ii) separately, the aggregate outstanding principal amount, as of the date hereof, of all “non accrual” Loans. Except as listed on Section 3.21(a)(ii) of the Disclosure Schedule, as of the date hereof, neither the Bank nor its Subsidiaries had any outstanding Loan or asset classified as “Other Real Estate Owned” or that was designated internally by the Bank or its Subsidiaries (or, to the Company’s Knowledge, by a Governmental Authority in an examination report or directive) as “special mention,” “substandard,” “doubtful,” “loss” or words of similar import (any of the foregoing Loans or assets, “Criticized Assets”). Section 3.21(a)(iii) of the Disclosure Schedule sets forth (x) a summary of Criticized Assets as of the date hereof, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category and (y) each asset of the Bank or its Subsidiaries that, as of the date hereof, is so classified. In addition, subject to the disclosures set forth on Section 3.21(a)(iv) of the Disclosure Schedule, to the Company’s Knowledge, no borrower with respect to a Loan has (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) to the Knowledge of the Company, made an assignment for the benefit of its creditors, (iii) to the Knowledge of the Company, consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (iv) been adjudicated insolvent, or (v) taken action for the purpose of authorizing any of the foregoing. The Bank or its Subsidiaries, as applicable, has good, valid and marketable title to all properties and assets reflected in Section 3.21(a)(ii) of the Disclosure Schedule that are classified as “Other Real Estate Owned”, free and clear from Encumbrances and any material obligations that would affect the value or transferability thereof. The information (including electronic information and information contained on tapes and computer disks and the information set forth on Section 3.21(a) of the Disclosure Schedule referenced in this Section 3.21) with respect to the Loans and Criticized Assets made available to Purchaser by the Company is, as of the respective dates indicated therein, true and complete in all material respects.

(b) Except as set forth on Section 3.21(b) of the Disclosure Schedule, each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent purported to be secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).

(c) Except as set forth on Section 3.21(c) of the Disclosure Schedule, neither the Bank nor its Subsidiaries administers or services, or has in the past administered or serviced, any loan, note or borrowing not originated and owned by the Bank. Except as set forth on Section 3.21(c) of the Disclosure Schedule, no loans, notes or borrowings have been originated by the Bank’s Subsidiaries. Except as set forth on Section 3.21(c) of the Disclosure Schedule, all Loans originated by the Bank were made and are administered or serviced, as applicable, in accordance with customary lending standards of the Bank. Except as set forth on Section 3.21(c) of the Disclosure Schedule, all such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Encumbrance, and each of the Bank and its Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all applicable loan policies and procedures of the Bank and applicable laws and regulations relating to such Loans, including any applicable laws and regulations with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of mortgage loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, and the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to such Loans, including any agreements between the Company, the Bank and any Mortgage Finance Agency.

(d) Except as set forth in Section 3.21(d)(i) of the Disclosure Schedule, neither the Bank nor its Subsidiaries has, at any time since January 1, 2009, purchased or sold any loans or advances or any participations therein. Except as set forth in Section 3.21(d)(ii) of the Disclosure Schedule, neither the Bank nor its Subsidiaries has, at any time since January 1, 2009, sold any assets of the Bank’s or its Subsidiaries’ with recourse of any kind to the Bank or its Subsidiaries, as applicable, or entered into any agreement providing for the sale or servicing of any Loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Authority except, in each case, where neither the Bank nor its Subsidiaries has any ongoing liability or exposure. Except as set forth in Section 3.21(d)(iii) of the Disclosure Schedule, neither the Bank nor its Subsidiaries has, at any time since January 1, 2009, received a request to repurchase any loan or advance or participation therein, or any other asset, sold to a third party, nor has the Bank or its Subsidiaries been advised, at any time since January 1, 2009, by any third-party purchaser of any loan or advance or participation therein, or any other asset, that such purchaser intends to request that the Bank or its Subsidiaries repurchase such loan or advance or participation therein, or other asset, and there is no basis for any of the foregoing.

(e) Except as set forth on Section 3.21(e) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened litigation with respect to any Loan which could adversely affect the rights of the Bank to enforce such Loan or the Bank’s rights with respect to any related property.

3.22 Qualification as Mortgage Lender, Originator and Servicer. Except as set forth on Section 3.22 of the Disclosure Schedule:

(a) The Bank and each of its Subsidiaries that participates as a seller or servicer of Mortgage Loans in any program administered by a Mortgage Finance Agency is an approved mortgagee or servicer of such Mortgage Finance Agency, as applicable, and meets in all material respects all requirements of Law so as to be eligible to originate, purchase, hold or service, as applicable, Mortgage Loans;

(b) The Bank and each of its Subsidiaries is in compliance in all material respects with all eligibility requirements under any correspondent or servicing arrangement pursuant to which the Bank or any of its Subsidiaries originates or services Mortgage Loans, and has never been since January 1, 2009 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from any Mortgage Finance Agency relating to the origination, sale or servicing of Mortgage Loans or consumer Loans.

3.23 Servicing.

(a) Section 3.23(a) of the Disclosure Schedule contains a true, correct and complete listing of each Contract pursuant to which, as of September 30, 2012, the Bank or any of its Subsidiaries services Mortgage Loans (collectively, “Serviced Mortgage Loans”), whether as servicer, special servicer, sub-servicer, master servicer or otherwise (the “Servicing Contracts”).

(b) Section 3.23(b) of the Disclosure Schedule contains a true, correct and complete list of each pooling, participation or Servicing Contract to which the Bank or any of its Subsidiaries is a party as of September 30, 2012 that obligates the Bank or any of its Subsidiaries to make servicing advances with respect to defaulted or delinquent Mortgage Loans or consumer receivables other than out of proceeds from the sale of the related collateral or from related insurance policies.

(c) Neither the Bank nor any if its Subsidiaries is responsible or otherwise liable to any Person under any Servicing Contract for any Liabilities sustained by such Person arising out of any foreclosure of any Mortgaged Property or the acquisition and subsequent holding or disposition of Mortgaged Property (including, without limitation, third-party expenses such as attorney’s fees and restoration expenses) except to the extent that such Losses are attributable to the Bank’s or its Subsidiaries’ failure to perform servicing as required by the Servicing Contracts after the Closing Date.

(d) The servicing of each Serviced Mortgage Loan complies, in all material respects, with the terms of any applicable program of the Mortgage Finance Agency, Law or Servicing Contract and all applicable documents relating to such Serviced Mortgage Loan.

(e) Except as set forth on Section 3.23(e) of the Disclosure Schedule:

(i) neither the Bank nor any if its Subsidiaries, as servicer of any Serviced Mortgage Loan, has any repurchase obligations with respect to such Serviced Mortgage Loan, other than in connection with breaches of representations, warranties and covenants relating to the servicing thereof;

(ii) neither the Bank nor any if its Subsidiaries, as seller of any Mortgage Loan, has any repurchase obligations with respect to such Mortgage Loan, other than in connection with breaches of representations and warranties relating to the origination thereof; and

(iii) there is no pending or, to the Knowledge of the Company, threatened, cancellation of any Servicing Contract, and neither the Bank nor any if its Subsidiaries has received any written notice to the effect that any party to any Servicing Contract intends to cease doing business with the Bank or any of its Subsidiaries.

3.24 Brokers or Finders. Except for the Broker’s Fees disclosed in Schedule 5.8 to the Original Agreement, neither the Company nor the Bank nor its Subsidiaries, nor any of their representatives, have incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the Contemplated Transactions.

3.25 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES OR THE OTHER PURCHASED ASSETS AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. THE PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 3, THE PURCHASER IS PURCHASING THE SHARES AND THE OTHER PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the following representations and warranties to the Purchaser as of the Original Agreement Date and as of the Closing Date; provided that those representations and warranties which address matters only as of a particular earlier date shall be required to be true and correct only on such date.

4.1 Corporate Status and Authority; Non-contravention.

(a) Status of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has the corporate power to own its property and conduct its business in the manner in which such business is now being conducted and, subject to the receipt of the Purchaser Required Approvals, has full power and capacity to enter into this Agreement, carry out the Contemplated Transactions to which it is a party, and duly observe and perform all its obligations contained in this Agreement.

(b) Due Authorization. The execution and delivery of this Agreement and the completion and performance of the transactions and obligations contemplated by or contained in this Agreement have been duly authorized by all necessary organizational or corporate action on the part of the Purchaser, and this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, and, subject to the approval of the Bankruptcy Court, is enforceable in accordance with its respective terms.

(c) Non-contravention. Neither the execution and delivery of this Agreement nor the completion and performance of the Contemplated Transactions will (i) contravene any of the provisions of the Charter Documents of the Purchaser, or (ii) result in a material breach of or material default under, or contravene, any material indenture, contract, agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound.

4.2 Governmental Authorizations. Except for the filing of applications and notices with, and the receipt of consents, authorizations, approvals, exemptions or non-objections from, as applicable, the Governmental Authorities set forth on Schedule 4.2 to the Original Agreement (the “Purchaser Required Approvals”), no consents, or approvals of or filings or registrations with any Governmental Authority are necessary on the part of the Purchaser or its Affiliates in connection with the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the Contemplated Transactions. As of the Original Agreement Date, the Purchaser knows of no reason specifically related to the Purchaser why any of the Purchaser Required Approvals should not be obtained or that any of the Purchaser Required Approvals should not be granted without imposition of a Burdensome Condition.

4.3 Investment Intent. The Purchaser is acquiring the Shares for its own account and not with the view toward distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, other than in compliance with all applicable Legal Requirements, including United States federal securities laws.

4.4 Sufficient Funds. The Purchaser has committed sources of funds to provide, as of the Closing Date, sufficient funds to pay the Cash Purchase Price and effect the Equity Contribution.

4.5 Non-reliance. The Purchaser acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Bank, the Company or any Person acting on their behalf) other than those expressly set out in this Agreement (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement.

4.6 Litigation and Claims. There are no current, pending or, to the knowledge of the Purchaser, threatened Proceedings against or relating specifically to the Purchaser that would reasonably be expected to materially interfere with or delay any of the Contemplated Transactions. There is no material Order or regulatory restriction imposed upon or relating specifically to the Purchaser or that would reasonably be expected to materially interfere with or delay any of the Contemplated Transactions.

ARTICLE 5

PRE-CLOSING MATTERS AND OTHER COVENANTS

5.1 Operations until Closing. Except as expressly otherwise provided in this Agreement or as may be otherwise required by any Governmental Authority having jurisdiction of the Bank or the Company, or by the Bankruptcy Court or the Bankruptcy Code, unless otherwise agreed or consented to in writing by the Purchaser, which agreement or consent shall not be unreasonably withheld or delayed, from the Original Agreement Date to the Closing:

(a) Conduct of Business. The Company shall cause the Bank and its Subsidiaries to: (i) subject to the provisions of the Bankruptcy Code and the supervision of the Bankruptcy Court, carry on and conduct the Business in all material respects in the Ordinary Course; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships with, but not limited to, customers, suppliers and employees, and retain the services of its key officers and key employees; (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, the Bank or the Purchaser to obtain any necessary approvals of any Governmental Authority required for the Contemplated Transactions or to perform its covenants and agreements under the Agreement or to consummate the Contemplated Transactions; (iv) maintain its Books and Records in the usual, regular and ordinary manner; (v) continue to respond to requests and participate in investigations or respond to inquiries from Governmental Authorities regarding or relating to the Company, the Bank or their respective directors and employees; and (vi) provide to the Purchaser and its employees, representatives and agents, full access during normal business hours to the Bank’s and its Subsidiaries’ personnel and its facilities and properties, to the Books and Records, and to all, or true copies of all, title documents, indentures, Contracts, Encumbrances, instruments, leases and other documents relating to the Business, and furnish them with all such information relating to the Business as the Purchaser from time to time reasonably requests and instruct the employees, counsel and financial advisors of the Company and the Bank to cooperate with Purchaser in its investigation; provided that (A) all such materials shall be made available to the Purchaser and its employees, representatives and agents at the premises of the Bank and may not be removed therefrom without consent, and (B) in exercising such access rights, the Purchaser and its employees, representatives and agents shall not unduly disturb or interfere with the activities of the Company, the Bank or the Bank’s customers. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

(b) Bank Forbearances. The Company shall not and shall cause the Bank and its Subsidiaries not to, except with the written consent of the Purchaser:

(i) enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, except as required by any applicable Legal Requirement or policies imposed by any Governmental Authority, or fail to operate in accordance with such policies;

(ii) make any capital expenditures in excess of Five Hundred Thousand Dollars ($500,000) individually or One Million Dollars ($1,000,000) in the aggregate, other than as required pursuant to Contracts already entered into and disclosed in Section 5.1(b)(ii) of the Disclosure Schedule (with respect to this clause (ii), the Purchaser agrees that it will either give or deny any requested consent no later than three (3) Business Days after the Purchaser has received a written request therefor (which request shall be provided in accordance with Section 9.2) together with all material information relating thereto; provided, however, if Purchaser does not affirmatively deny the Company’s request within three (3) Business Days after Purchaser has received a written request therefor together with all material information relating thereto, Purchaser’s consent shall be deemed to have been given and the action taken by the Company or the Bank under this clause (ii) shall not be the basis for any Material Adverse Effect);

(iii) other than as provided in this Agreement, terminate, enter into, amend, modify or renew any Benefit Arrangement, Bank Significant Agreement or Permit, other than in the Ordinary Course of Business, or amend or modify any Tax sharing agreements or any Contracts with the Broker;

(iv) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of the Bank’s or its Subsidiaries’ stock or any additional options or other rights, grants or awards with respect to the Bank’s or its Subsidiaries’ stock;

(v) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock;

(vi) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for mortgages in the Ordinary Course of Business;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other Person, provided that the Bank may continue to borrow money from the Federal Home Loan Bank System, the Federal Reserve or any other Governmental Authority in a manner (including amounts) consistent with past practice;

(viii) except as set forth in Section 5.1(b)(viii) of the Disclosure Schedule, make, renew or amend any extension of credit or participation therein, individually or in the aggregate with other extensions of credit or participations therein to the same relationship, in excess of Seven Hundred Fifty Thousand Dollars ($750,000); provided that the Bank may make, renew or amend any extension of credit in the Ordinary Course of Business and consistent with past practice if, with respect to a pre-existing relationship with a borrower, (A) there has been no material adverse change in the relationship with such borrower, or (B) there has been such a material adverse change but the Bank is attempting to mitigate loss with respect to the borrower in the Ordinary Course of Business and consistent with past practice (with respect to this clause (viii), the Purchaser agrees that it will either give or deny any requested consent no later than three (3) Business Days after the Purchaser has received a written request therefor (which request shall be provided in accordance with Section 9.2) together with all material information relating thereto; provided, however, if Purchaser does not affirmatively deny the Company’s request within three (3) Business Days after Purchaser has received a written request therefor together with all material information relating thereto, Purchaser’s consent shall be deemed to have been given and the action taken by the Company or the Bank under this clause (viii) shall not be the basis for any Material Adverse Effect);

(ix) except as set forth in Section 5.l(b)(ix) of the Disclosure Schedule, (A) resolve, amend or modify any Loan, or release any claim with regard to any Loan or any asset classified as “Other Real Estate Owned” except, in either case, in the Ordinary Course and only if such action would result in a loss (relative to the value of the relevant Loan as of June 30, 2012 as set forth in the June 30 Balance Sheet) not greater than Two Hundred Fifty Thousand Dollars ($250,000) for such Loan or (B) sell any asset classified as “Other Real Estate Owned” except in the Ordinary Course and only if such action would result in a loss (relative to the value of the relevant asset as of June 30, 2012 as set forth in the June 30 Balance Sheet) not greater than 5% of such value of such asset as of June 30, 2012 (with respect to this clause (ix), the Purchaser agrees that it will either give or deny any requested consent no later than three (3) Business Days after the Purchaser has received a written request therefor (which request shall be provided in accordance with Section 9.2) together with all material information relating thereto; provided, however, if Purchaser does not affirmatively deny the Company’s request within three (3) Business Days after Purchaser has received a written request therefor together with all material information relating thereto, Purchaser’s consent shall be deemed to have been given and the action taken by the Company or the Bank under this clause (ix) shall not be the basis for any Material Adverse Effect);

(x) enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of it or for the account of a customer of it, except in the Ordinary Course of Business and consistent with past practice;

(xi) acquire (other than by way of foreclosures, acquisitions of control in a fiduciary or similar capacity, acquisitions of loans or participation interests, or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business and consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person (including Loans or advances or any participations therein);

(xii) merge or consolidate with or into any legal entity, dissolve, liquidate, or otherwise terminate its existence;

(xiii) file any application to establish, relocate or terminate the operations of any banking office;

(xiv) except as set forth in Schedule 5.1(b)(xiv) of the Disclosure Schedule, amend its Charter Documents or similar organizational documents or otherwise add, amend or modify in any respect the duties or obligations of indemnification by the Bank or its Subsidiaries with respect to any of their respective current or former directors, officers, employees, agents or other Persons;

(xv) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority;

(xvi) make, change or revoke any Tax election, file any amended Tax Return (unless to correct an error with the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed), enter into any closing agreement, settle any Tax audit, claim or assessment, surrender or reduce any right to claim a refund of Taxes, agree to extend any statute of limitations relating to Taxes (except with respect to the routine extension of deadlines for the original filing of Tax Returns), fail to duly and timely file with appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Bank or its Subsidiaries or fail to remit any Taxes due, whether or not shown on any Tax Return;

(xvii) settle any action, suit, claim or proceeding against the Bank or its Subsidiaries, except for any settlement of (A) any action, suit, claim or proceeding arising out of or in connection with this Agreement or the Contemplated Transactions but only if such settlement would not reasonably be expected to (1) adversely affect the Bank or its Subsidiaries or the Business or, after the Closing, Purchaser or its Affiliates, or (2) interfere with or delay any of the Contemplated Transactions; or (B) any other action, suit, claim or proceeding that is settled in a manner consistent with past practice in an amount or for consideration not in excess of Five Hundred Thousand Dollars ($500,000) that would not (1) impose any material restriction on the Business after the Closing, the Purchaser or its Affiliates or (2) create precedent for claims that are reasonably likely to be material to the Bank or, after the Closing, to the Purchaser or its Affiliates;

(xviii) initiate any action, suit, proceeding or claim, except in the Ordinary Course; provided, however, that the Bank shall provide the Purchaser with prior written notice of such actions, suits, proceedings or claims in the Ordinary Course in excess of Five Hundred Thousand Dollars ($500,000);

(xix) other than contemplated in this Agreement, terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, consulting, severance, indemnification, change in control or similar contract, agreement or arrangement with any current or former director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except to make changes that are required by this Agreement, any applicable Legal Requirements or written contractual obligations;

(xx) except as provided in Section 5.30 hereof, terminate, enter into, establish, adopt, amend, modify (including by way of interpretation), make new grants or awards under or renew any Benefit Arrangement, except (A) as required by applicable Legal Requirements, (B) to satisfy contractual obligations existing as of the date hereof described in Section 5.1(b)(xx) of the Disclosure Schedule or (C) make retention payments to employees pursuant to obligations existing on the Original Agreement Date;

(xxi) reimburse, refund or otherwise make payments to any current or former director, officer or employee of the Company, except for the payment of salaries or the reimbursement of expenses in the Ordinary Course, the payments to directors under the First Place Bank Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”) and the payment and advancement of expenses to directors and employees of the Bank in connection with investigations by or inquiries from Governmental Authorities, the Contemplated Transactions or third party claims;

(xxii) (A) hire any employees other than to fill vacancies arising due to terminations of employment of employees with an annual base compensation of less than One Hundred Thousand Dollars ($100,000), or (B) terminate the employment of any employees with an annual base compensation of One Hundred Thousand Dollars ($100,000) or more other than for cause) (with respect to this clause (xxii), the Purchaser agrees that it will either give or deny any requested consent no later than three (3) Business Days after the Purchaser has received a written request therefor (which request shall be provided in accordance with Section 9.2) together with all material information relating thereto; provided, however, if Purchaser does not affirmatively deny the Company’s request within three (3) Business Days after Purchaser has received a written request therefor together with all material information relating thereto, Purchaser’s consent shall be deemed to have been given and the action taken by the Company or the Bank under this clause (xxii) shall not be the basis for any Material Adverse Effect);

(xxiii) (A) grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for the Bank or its Subsidiaries), waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (B) fail to exercise a right of renewal or extension under any material agreement under which the Bank is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses), unless the Company obtains a substantially similar license or right to use such Proprietary Rights on terms as favorable as the terms under the existing agreement;

(xxiv) participate in any program sponsored or administered by any Governmental Authority, which program is not part of the usual and customary banking business of the Bank;

(xxv) engage in (or modify in a manner adverse to the Bank) any transactions with any Person known to be a stockholder owning 1% or more of the outstanding Common Stock of the Company or any director or officer of the Company or the Bank (or any Affiliate of any such person), other than deposit relationships in the Ordinary Course of Business and extensions of credit which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company or the Bank and did not involve more than the normal risk of collectability or present other unfavorable features;

(xxvi) notwithstanding any other provision hereof, knowingly take, or knowingly omit to take, any action that would result in any of the conditions set forth in Section 6 not being satisfied, or any action that would result in any of the representations and warranties of the Company in this Agreement becoming untrue or prevent the Company from performing its obligations under this Agreement or consummating the Closing; or

(xxvii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

5.2 Confidentiality. Each party acknowledges that any information, materials and documentation it receives or observes pursuant to or as contemplated by the Contemplated Transactions, either before or after the Original Agreement Date, is confidential; provided, however, that the foregoing shall not include information which (a) is or becomes available to the public other than as a result of a disclosure by the recipient party, (b) was known to the recipient party or in its possession prior to its disclosure to the recipient party, (c) becomes available to the recipient party from a source other than the disclosing party, provided that such source is not known by the recipient party to be bound by a confidentiality agreement with the disclosing party and is not otherwise prohibited from transmitting the information to the recipient party by a contractual, legal or fiduciary obligation, or (d) is or was developed independently by the recipient party without reference to confidential information provided by the disclosing party. Each party shall take, and shall cause its employees, representatives and agents to take, all reasonable steps and precautions to protect and maintain the confidentiality of such information, materials and documentation; provided that, (i) the foregoing will not prevent the Company or the Purchaser from disclosing or making available such information (A) to its and its Affiliates’ respective directors, officers, employees, members, partners, agents, representatives or advisors (including, without limitation, attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisors), any such information, materials and documentation on a confidential basis for the purpose of carrying out the Contemplated Transactions, (B) to the extent required by a Legal Requirement or (C) in connection with obtaining the Required Purchaser Approvals or discussions with supervising Governmental Authorities; and provided further that, (ii) (A) the obligations of the Purchaser under this Section 5.2 shall terminate at Closing with respect to matters relating to the Bank, its Subsidiaries or the Business, and (B) from and after Closing, the Company will treat all information, materials and documentation of or relating to the Bank, its Subsidiaries or the Business as confidential in accordance herewith and notwithstanding clause (b), (c) or (d) of the proviso to the first sentence of this Section 5.2.

5.3 Return of Information. If the Closing is not completed and this Agreement is terminated, each party shall, upon the written request of the other party, return to the other party or destroy (such destruction to be confirmed in writing to the other party upon written request) all materials, documentation, data, records and other papers and copies thereof (whether on paper or in electronic, magnetic, photographic, mechanical or optical storage) relating to the Purchaser or its Affiliates or to the Company, the Bank, the Shares or the Business which is confidential and which is in the possession of such party and maintain the confidentiality of all information or knowledge obtained from the other party, and not use any such information or knowledge for any purpose whatsoever; provided that, a party may maintain such information to the extent required by applicable Legal Requirements or such party’s established document retention policies (including any requirement to retain e-mail on an automated e-mail archival system) or relating to the safeguarding or backup storage of electronic data or in connection with a legal dispute with the other party.

5.4 Consents and Approvals.

(a) Purchaser Required Approvals. The Purchaser and the Company agree to use commercially reasonable best efforts to obtain all Purchaser Required Approvals, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to consummate the Contemplated Transactions. For the avoidance of doubt, none of the foregoing obligations shall require the Purchaser or any of its Affiliates to take any action that would result in the imposition of a Burdensome Condition.

(b) Preparation of Applications. The Purchaser has previously filed all required filings in order to obtain the Purchaser Required Approvals as described in the Original Agreement. As promptly as practicable following the execution and delivery of this Agreement, but in no event later than ten (10) Business Days thereafter, the Purchaser, with the cooperation of the Company, shall cause to be published all additional required notices and prepare all necessary documentation and effect all necessary filings in order to obtain the Purchaser Required Approvals which are necessitated as a result of the modifications to the Original Agreement as set forth herein. The Purchaser and the Company will cooperate with each other and will each furnish the other and the other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of the Purchaser, the Company or their respective Subsidiaries to any Governmental Authority in connection with the Contemplated Transactions. The Purchaser and the Company shall have the right to review and approve in advance all characterizations of the information relating to them and any of their respective Subsidiaries which appear in any filing made, or written materials submitted, in connection with the Contemplated Transactions with any Governmental Authority. Notwithstanding anything herein to the contrary, the Purchaser shall not be required to furnish the Company with any (i) personal biographical or financial information of any of the directors, officers, employees, managers or partners of the Purchaser or any of its Affiliates, or (ii) proprietary and non-public information related to the organizational terms of, or investors in the Purchaser or any of its Affiliates. In addition, nothing herein shall require the Purchaser or any of its Affiliates to take any action that would result in the imposition of a Burdensome Condition.

(c) Submission of Applications for Purchaser Required Approvals. The Purchaser and the Company shall use their commercially reasonable best efforts to:

(i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to the Purchaser Required Approvals, including, but not limited to, the Purchaser, the Company and their respective Subsidiaries cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that neither the Company or any of its Affiliates nor the Purchaser or any of its Affiliates shall be required to commence or be a plaintiff in any litigation in connection with any such registration, filing, application, notice, approval, order, qualification or waiver or take any action that would result in the imposition of a Burdensome Condition;

(ii) subject to any Legal Requirement, permit each other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written communication (or other correspondence or memoranda) between any such party and any Governmental Authority relating to the other party; and

(iii) subject to any Legal Requirement, promptly inform each other of and supply to each other any written communication (or other correspondence or memoranda) submitted to (except to the extent such submission is confidential), or received by them from, any Governmental Authority, in each case regarding any of the Contemplated Transactions, except to the extent that such communication relates to the information described in the next to last sentence of Section 5.4(b).

(d) Access and Investigation. Without in any way limiting anything else contained in this Agreement, the Company shall, in connection with the procurement of any and all Purchaser Required Approvals, permit Purchaser and its representatives reasonable access to the properties and personnel of the Company and its Subsidiaries, and shall disclose and make available to Purchaser and its representatives all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Company and its Subsidiaries, including, without limitation, all books of account (including the general ledger), Tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the Contemplated Transactions hereunder and, in the reasonable opinion of the Company, not unduly interfere with normal operations or violate any Legal Requirement. Without in any way limiting anything else contained in this Agreement, the Company and the Bank shall make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with the other party and their representatives; provided, that such access shall be reasonably related to the Contemplated Transactions and shall not unduly interfere with normal operations.

5.5 Indemnification; D&O Insurance.

(a) The Purchaser shall not adversely affect or diminish any of the Bank’s duties and obligations of indemnification to the extent relating to acts or omissions prior to the Closing and existing immediately prior to the Closing Date in favor of the individuals who are entitled to indemnification arising by operation of any Legal Requirement in effect as of the date hereof, including the indemnification agreement set forth on Schedule 5.5(a) to the Original Agreement (the “Indemnified Parties”). Such duties and obligations shall continue in full force and effect for so long as they would have (but for the Contemplated Transactions) otherwise survived and continued in full force and effect.

(b) Prior to the Closing, and subject to Section 6.1(i), the Purchaser shall cooperate with the Company and the Bank to procure a directors’ and officers’ liability insurance policy for the Bank’s directors and officers relating to acts arising prior to Closing; provided, however, in no event shall the Purchaser be required to maintain such insurance following the expiration of its term or procure alternative insurance coverage after the Closing.

5.6 Certain Company Contracts. On Schedule 5.6, the Purchaser lists all Bank Related Contracts that Purchaser may elect to acquire in connection with the Sale (such Bank Contracts designated by Purchaser, the “Assumed Bank Related Contracts”). The Purchaser shall have, except as otherwise provided below, until that date which is five (5) Business Days prior to the date scheduled for hearing on the entry of the Sale Order to designate which of such Contracts it wishes to assume and have the Company assume and assign to Purchaser at Closing (such date being referred to herein as the “Contract Designation Date”). In all cases, appropriate additions and deletions to Schedule 5.6 shall be made to reflect such elections made by the Purchaser. The Company shall, prior to the Closing but during its Bankruptcy Case, pursuant to Section 365 of the Bankruptcy Code, assume (and take all necessary actions, including the payment of cure costs up to the Cure Cost Ceiling, to effect assumption) and assign to the Bank the Assumed Bank Related Contracts so identified by Purchaser; provided, however, that the Company’s cumulative obligation to pay cure costs associated with the assumption of any executory contracts transferred to Purchaser, including the Assumed Bank Related Contracts, shall not exceed the Cure Cost Ceiling, with Purchaser assuming full responsibility for any cure costs in excess of the Cure Cost Ceiling. In connection with the Bankruptcy Case, the Company shall include in the Sale Motion, in form and substance acceptable to Purchaser in its sole discretion, a request for authorization to assume and assign to the Bank the Assumed Bank Related Contracts. To the extent that, under any applicable non-bankruptcy Legal Requirement, any Assumed Bank Related Contract may not be assigned to the Bank by the Company absent the wavier or consent of, or notice to, one or more Persons, the Company and the Purchaser shall use their commercially reasonable best efforts to obtain all such waivers or consents and to make all such notices prior to the Closing and shall cooperate in all respects with respect thereto. Notwithstanding anything in this Agreement to the contrary, the only liabilities or obligations that will be assigned to or assumed by the Bank or the Purchaser with respect to the Assumed Bank Related Contracts will be both: (i) the total amount of cure costs, in excess of the Cure Cost Ceiling, necessary to assume and assign any executory agreements, including Assumed Bank Related Contracts, identified by Purchaser; and (ii) obligations that first arise after Closing.

5.7 Notice of Certain Events. The Company shall promptly notify the Purchaser in writing of:

(a) any notice or other material written or oral communication from any Person other than a Governmental Authority in connection with the Contemplated Transactions;

(b) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Bank or its Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.8 or that could reasonably be expected to adversely affect or delay the Company’s ability to consummate any of the Contemplated Transactions;

(c) any circumstance, event or action the existence, occurrence or taking of which could reasonably be expected to result in any representation or warranty made by the Company in this Agreement not being true and correct or that could reasonably be expected to cause any condition set forth in Section 6.1 or Section 6.3 not to be satisfied; and

(d) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

No information received by the Purchaser pursuant to this Section 5.7 or otherwise shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement, nor shall any such information be deemed to change, supplement or amend the Disclosure Schedule.

5.8 Payment of the Broker’s Fees. At the Closing, the Purchaser shall pay or shall cause the Bank to pay to the Broker the Broker’s Fees in full satisfaction of all obligations of the Bank and the Purchaser in connection with the engagement letters or other agreements of the Company, the Bank or any other Subsidiaries with the Broker as set forth on Schedule 5.8 to the Original Agreement.

5.9 Stalking-Horse Bidder Fee.

(a) In consideration for the Purchaser serving as the stalking-horse bidder and agreeing to effect the Equity Contribution in connection with the Closing, and this Agreement being subject to termination in the event that the Company receives a higher and better bid consistent with the Bidding Procedures, provided this Agreement is not terminated prior to the Closing due to Purchaser’s uncured breach and regardless of whether or not the Purchaser makes any matching or competing bids, the Company shall pay to the Purchaser a stalking-horse bidder fee in an amount equal to Three Million Dollars ($3,000,000) plus actual and documented expenses in an amount not to exceed One Million Dollars ($1,000,000) (the “Stalking-Horse Bidder Fee”) on the first Business Day following the date of consummation of an Alternative Transaction.

(b) The parties intend that the Stalking-Horse Bidder Fee shall be treated as an administrative expense in the Bankruptcy Case; provided that, in no event will the Stalking-Horse Bidder Fee be paid in the absence of the entry of a sale order approving an Alternative Transaction. The Company acknowledges and agrees that: (i) the approval of the Stalking-Horse Bidder Fee is an integral part of the transactions contemplated by this Agreement; (ii) in the absence of the Company’s obligation to pay the Stalking-Horse Bidder Fee, the Purchaser would not have entered into this Agreement; (iii) the entry of the Purchaser into this Agreement is necessary for preservation of the estate of the Company and the Bank and is beneficial to the Company because, in the Company’s business judgment, it will enhance the Company’s ability to maximize the value of its assets for the benefit of its creditors; (iv) the Stalking-Horse Bidder Fee is reasonable in relation to the Purchaser’s efforts and to the magnitude of the Contemplated Transactions and the Purchaser’s lost opportunities resulting from the time spent pursuing the Contemplated Transactions; and (v) time is of the essence with respect to the entry of the Bidding Procedures Order by the Bankruptcy Court, approving, among other things, the process by which bids may be solicited in connection with the sale of the Shares and the Other Purchased Assets (the “Bidding Procedures”). The Company’s agreement to pay the Stalking-Horse Bidder Fee is subject to Bankruptcy Court approval of this Agreement, including without limitation approval of payment of the Stalking-Horse Bidder Fee, which approval shall be granted in the Bidding Procedures Order.

5.10 Debtor in Possession. During the pendency of the Bankruptcy Case, the Company shall continue to operate its business as a debtor in possession pursuant to the Bankruptcy Code.

5.11 The Sale Motion. On or within two (2) Business Days following the Petition Date, the Company shall file a sale motion with the Bankruptcy Court (the “Sale Motion”), and such additional pleadings as may be necessary to support the Sale Motion, requesting expedited relief and seeking the entry of the Sale Order and the following relief from the Bankruptcy Court in a form and substance reasonably acceptable to the Purchaser:

(a) Approval of the Bidding Procedures and entry of the Bidding Procedures Order no later than fifteen (15) days following the Petition Date;

(b) Scheduling the sale hearing (the “Sale Hearing”) to take place not less than thirty (30) days following the entry of the final Bidding Procedures Order;

(c) Subject to the Bidding Procedures, approval of the proposed asset purchase agreement between the Company and the Successful Bidder, as that term shall be defined in the Sale Order, including the Sale of the Shares and the Other Purchased Assets to such Successful Bidder and the equity contribution to the Bank by such Successful Bidder contemplated thereby;

(d) Confirmation that the sale of the Shares and the Other Purchased Assets to the Successful Bidder shall be free and clear of all Encumbrances;

(e) Confirmation that the Company may assume and assign to the Bank all Assumed Bank Related Contracts, provided that the Company will not be obligated to, and will not, assume and assign to the Bank any Assumed Bank Related Contracts not desired by the Successful Bidder;

(f) Confirmation that the Company may assume any Tax sharing agreements, and promptly transfer to the Bank any amounts of Tax Refunds received from any Governmental Authority;

(g) Confirmation that the Company may assume any proceeds related to any Assumed Bank Related Contract (including any such proceeds from any insurance claims to the extent relating to the Bank or its Subsidiaries), and promptly transfer to the Bank any such proceeds;

(h) Confirmation that the Successful Bidder and the Company may cause the Closing to occur as soon as practicable after the entry of the Sale Order; and

(i) Approval of findings of fact and conclusions of law reasonably similar, but not limited to, the following:

(i) the Notice of Sale, and the parties who were served with copies of such Notice, were in compliance with Sections 105 and 363 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 9014 and any other applicable provision of the Bankruptcy Code, the Bankruptcy Rules, or any local bankruptcy rule governing the sale of assets free and clear of Encumbrances, or as directed by the Bankruptcy Court as long as the Bankruptcy Court finds that such notice is sufficient under the circumstances;

(ii) all requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the Shares free and clear of Encumbrances and the sale of the Other Purchased Assets free and clear of Encumbrances (other than Permitted Liens) have been satisfied;

(iii) the Successful Bidder is a purchaser of the Shares and the Other Purchased Assets in “good faith” pursuant to Section 363(m) of the Bankruptcy Code, and the Sale is entitled to the protections of Section 363(m);

(iv) the Successful Bidder and the Company did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(v) pursuant to Section 105 of the Bankruptcy Code, any creditors of the Company are prohibited from taking any actions against the Successful Bidder or the Shares and the Other Purchased Assets; and

(vi) the terms and provisions of the Sale are fair and reasonable.

5.12 The Bidding Procedures.

(a) The Bidding Procedures and the Bidding Procedures Order shall be in a form and substance acceptable to the Purchaser and shall include the provisions and the terms set forth in Section 5.9 and the terms and conditions as set forth in Exhibit A.

(b) In order to be qualified to receive any confidential information from the Company or the Bank to submit an Initial Overbid, as that term is hereinafter defined, and to participate in the Auction, a potential bidder (an “Overbidder”) must submit each of the following to the Company on a timely basis:

(i) An executed confidentiality agreement which shall inure to the benefit of the successful purchaser of the Shares and Other Purchased Assets (such purchaser, the “Successful Bidder”), in a form and substance acceptable to the Company (after consultation with the Committee and the Treasury); provided that neither the Company, nor the Bank, nor any of their employees, officers, directors, affiliates, subsidiaries, representatives, agents, advisors, or professionals are responsible for, and shall bear no liability with respect to, any information obtained by potential bidders in connection with the Sale. The Company and/or the Bank shall not be obligated to furnish any due diligence information after the Bid Deadline.

(ii) Current audited financial statements and the latest unaudited financial statements of the Overbidder or, if the Overbidder is an entity formed for the purpose of acquiring the Shares and the Other Purchased Assets, current audited financial statements and the latest unaudited financial statements of the equity holders or sponsors of the Overbidder who will guarantee the obligations of the Overbidder, or such other form of financial disclosure and/or credit-quality support or enhancement satisfactory to the Company, if any, that will allow the Company to make a reasonable determination as to the Overbidder’s financial and other capabilities to consummate the Sale (including, but not limited to, the ability to obtain all necessary regulatory approvals with respect to the ownership of the Shares and operation of the Bank on a timely basis).

(c) In order to participate at the Auction, an Overbidder must submit its Bid via email (in .pdf or similar format) to (i) Patton Boggs LLP, Attn: Robert W. Jones (rwjones@pattonboggs.com), counsel for the Company; (ii) Keefe, Bruyette & Woods, Attn: Joseph S. Berry, Jr., (jberryjr@kbw.com), the Company’s financial advisor; (iii) Kirkland & Ellis LLP, the

Committee’s counsel, Attn.: Jeffrey Gettleman (jgettleman@kirkland.com); (iv) Rothschild, Attn.: Dustin Mondell (dustin.mondell@rothschild.com), the Committee’s investment bank; (v) The Department of Justice, Attn: Ellen Slights, (ellen.slights@usdoj.gov); and (vi) Cadwalader, Wickersham & Taft LLP, counsel to Treasury, Attn: Douglas S. Mintz (douglas.mintz@cwt.com), so as to be actually received on or before 4:00 p.m. on December 11, 2012 (the “Bid Deadline”)

(i) a proposed asset purchase agreement (the “Competing Purchase Agreement”), executed by the Overbidder, that:

1. is on substantially the same terms and conditions as those in the Purchase Agreement, along with a redlined, marked copy showing all changes between the Competing Purchase Agreement and the Purchase Agreement;

2. provides for a purchase price to be paid to the Company that exceeds the sum of the Purchase Price and the Stalking Horse Bidder Fee by at least One Million Dollars ($1,000,000) (such total amount, the “Initial Minimum Overbid,” and the sum of the Stalking Horse Bidder Fee, and One Million Dollars being referred to herein as the “Initial Minimum Bid Increment”);

3. provides for the recapitalization of the Bank through an equity contribution on terms not less favorable to the Bank than the Equity Contribution or on terms acceptable to Governmental Authorities as evidenced by written authorization or affidavit;

4. remains irrevocable until one business day after the Closing; and

5. contains a proposed closing date that is not later than the Outside Date hereunder;

(ii) a cashier’s check made payable to the order of the Company in an amount equal to the Initial Minimum Overbid less the Purchase Price (the “Overbidder’s Deposit”) which, if the Overbidder is the Successful Bidder, will be retained by the Company as a nonrefundable deposit for application against the purchase price at the closing of the transaction, or, if the Overbidder is not the Successful Bidder, returned to the Overbidder within three (3) business days of the Closing, in the event that the Bankruptcy Court does not approve a sale of the Shares and the Other Purchased Assets to the Overbidder. The Overbidder’s Deposit provided by each Overbidder shall not earn interest;

(iii) information acceptable to the Company (after consultation with the Committee and the Treasury) that the Overbidder has the necessary financial capacity to consummate the proposed transaction required by its bid;

(iv) a bid:

1. containing terms and conditions that are higher and better than the terms and conditions of the Purchase Agreement from the perspective of the Company’s bankruptcy estate; provided, however, that if such bid contains regulatory, due diligence, or financing contingencies, it shall not be disqualified, but any such contingencies shall be taken into consideration when the bid is evaluated; and

2. providing for a purchase price to be paid to the Company that is at least equal to the Initial Minimum Overbid.

(v) information, acceptable to the Company (after consultation with the Committee), establishing the Overbidder’s good faith, within the meaning of Section 363(m) of the Bankruptcy Code;

(vi) information, acceptable to the Company (after consultation with the Committee and the Treasury), indicating that the Overbidder is or will be capable and qualified, financially, legally, and otherwise, of unconditionally performing all obligations under the Competing Purchase Agreement;

(vii) information, acceptable to the Company (after consultation with the Committee and the Treasury), indicating that the Overbidder will be capable of obtaining all required regulatory approvals to perform all of its obligations under the Competing Purchase Agreement and to close the transaction not later than the Outside Date;

(viii) information, acceptable to the Company (after consultation with the Committee and the Treasure), of authorization and approval from the Overbidder’s board of directors (or comparable governing body) with respect to the execution, delivery, and closing of the submitted Competing Purchase Agreement;

(ix) information (the “Adequate Assurance Information”) to establish adequate assurance of future performance with respect to any lease or contract to be assumed and assigned to the bidder in connection with the proposed transaction. The bid shall also identify a contact person (with relevant contact information) that counterparties to any executory contract can contact to obtain additional Adequate Assurance Information; and

(x) a statement indicating that the Overbidder consents to the core jurisdiction of the Bankruptcy Court for all disputes relating to the Sale, and has waived any right to a jury trial in connection with any disputes relating to the Auction or the Sale

(d) A “Qualified Overbidder” is a potential Overbidder that both:

(i) timely delivers to the Company conforming Competing Asset Purchase Agreement, an Overbidder’s Deposit, and the other materials set forth in section “(b)” above (an “Initial Overbid”); and

(ii) that the Company, after consultation with the Committee and the Treasury, has determined is reasonably likely (based on information submitted by the Overbidder) to be able to consummate a sale if selected as the Successful Bidder. Each Overbidder shall comply with all reasonable requests for additional information and due diligence by the Company, the Committee, the Treasury, or their advisors regarding the Overbidder and its proposed transaction. Failure by an Overbidder to comply with requests for information and due diligence access may be a basis for the Company, after consultation with the Committee and the Treasury, to determine that such Overbidder is not a Qualified Overbidder. No later than the day prior to the Auction, the Company, after consultation with the Committee and the Treasury, shall determine and notify an Overbidder whether or not it is a Qualified Overbidder. In the event that any Overbidder is determined by the Company not to be a Qualified Overbidder, the Company shall refund that Overbidder’s Deposit as soon as reasonably practicable thereafter. Any bid submitted by a Qualified Overbidder shall be a “Qualified Bid.” Each Qualified Overbidder shall be deemed to acknowledge and represent that it has had an opportunity to conduct any and all due diligence regarding the Sale prior to submitting any bids; and that it did not rely on any written or oral statements, representations, promises, warranties or guaranties of the Company or its professionals, advisors, and agents and/or employees whatsoever, whether express, implied, by operation of law, or otherwise.

(e) The Purchaser automatically shall be deemed a Qualified Overbidder.

(f) If, on the Bid Deadline, the Purchaser is the only Qualified Overbidder, the Company shall not conduct an Auction and shall request at the Sale Hearing that the Bankruptcy Court approve the Purchase Agreement, including the Sale of the Shares and the Other Purchased Assets to the Purchaser and the Equity Contribution contemplated thereby, and request that the Sale Order shall be immediately effective upon entry, notwithstanding the provisions of Rule 6004(h) of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) and Rule 62(g) of the Federal Rules of Civil Procedure;

(g) If, on the Bid Deadline, there is more than one Qualified Overbidder, the Company shall conduct an auction (the “Auction”), subject to approval of the Bankruptcy Court, in which the Purchaser and all other Qualified Overbidders may participate. The Auction shall be governed by the following procedures:

(i) the Company and its professionals shall direct and preside over the Auction. The auction shall be conducted at the offices of Bayard, P.A., 222 Delaware Avenue, Suite 900, Wilmington, DE 19801 on December 13, 2012 at 10:00 a.m., or at such other place and time as the Company shall notify all Qualified Overbidders who have submitted Qualified Bids and expressed an interest in participating in the Auction. The Company shall maintain a transcript of all bids made and announced at the Auction;

(ii) bidding will commence at the amount of the highest bid submitted by a Qualified Overbidder, as determined by the Company, after consultation with the Committee and the Treasury. The Company, at the start of the Auction, will describe the terms of the opening bid. The Purchaser shall be entitled to credit bid the amount of the Stalking Horse Bidder Fee at the Auction;

(iii) each subsequent bid, after the Initial Minimum Overbid, shall be in increments of no less than Five Hundred Thousand Dollars ($500,000);

(iv) each Qualified Overbidder must be prepared to certify to the Company, prior to the start of the Auction, that it has not engaged in any undisclosed group bidding or collusion with respect to the Auction or the Sale;

(v) the Purchaser shall have the right, but not the obligation, in its sole and absolute discretion, to match bids by any Qualified Overbidder and, in such event, the Purchaser’s matching bid shall be deemed the highest and best bid for the Shares and the Other Purchased Assets;

(vi) the Auction shall continue until there is only one Qualified Bid that the Company determines in its reasonable business judgment, after consultation with its advisors and the Committee and the Treasury, is the winning bid. In making this decision, the Company, after consultation with its legal and financial advisors, the Committee and the Treasury, may consider, among other things: (a) the number, type and nature of changes to the Purchase Agreement requested by each Qualified Overbidder; (b) the extent to which such modifications are likely to delay closing of the Sale and the cost to the Company of such modifications or delay; (c) the total consideration to be provided by the Qualified Overbidder; (d) the Qualified Overbidder’s ability to close a transaction and the timing thereof; (e) the net benefit to the estate, taking into account the Purchaser’s rights to the Stalking Horse Bidder Fee and the Equity Contribution or other consideration offered by the Qualified Bidder;

(vii) if, upon conclusion of the Auction, and consistent with the terms of the Bidding Procedures, the Purchaser’s final bid matches or is greater than the highest bid made by any Qualified Overbidder, the Company shall request Bankruptcy Court approval of the Purchase Agreement, including the Sale of the Shares and the Other Purchased Assets to the Purchaser and the Equity Contribution contemplated thereby, and request Bankruptcy Court authorization for the Company to sell the Shares and the Other Purchased Assets to the Purchaser, and the amount of the Purchaser’s final bid shall constitute the Purchase Price under the Purchase Agreement; and

(viii) the Company may, with Bankruptcy Court approval, elect to deem the Purchaser’s final bid to be the highest bid, notwithstanding the receipt of an apparently higher bid from another Overbidder, if the Company reasonably concludes, after consultation with the Committee and the Treasury, that the Overbidder may not be able to close on a timely basis, or for any other reason.

(h) As set forth herein, throughout the bidding process and the Auction, the Company shall conduct its review and analysis of the bids in an appropriate manner and shall consult with the Committee and the Treasury throughout the process.

(i) The Purchaser has standing and is deemed to be a party in interest with standing to be heard on any motion, hearing or any other matter related to this Agreement or any Overbid, or other sale of assets subject to this Agreement.

(j) Notwithstanding anything to the contrary herein, the Company, after consultation with the Committee and the Treasury, reserves the right to modify these Bidding Procedures at any time, with notice to Overbidders and potential bidders, consistent with the Company’s fiduciary duties to maximize the value of the Company’s estate.

(k) Notwithstanding anything to the contrary contained herein, the Company may consider any bids contemplating transactions and transaction structures that are alternatives to the asset purchase structure contemplated by the Competing Purchase Agreement, including any proposed purchase of less than all of the assets included in the Purchase Agreement, or an equity investment in the Company (all such bids are collectively referred to as “Alternative Bids”). If any Alternative Bid is submitted, the Company may evaluate it and, to the extent necessary (and subject to section 5.12(i) above), make provisions in the bidding process to consider such Alternative Bids and allow parties submitting Alternative Bids to participate in the Auction.

Notwithstanding the foregoing, the Company and the Purchaser agree that the Bidding Procedures attached as Exhibit A meet the requirements of this Section 5.12.

5.13 Bankruptcy Efforts. The Purchaser and the Company shall use their commercially reasonable best efforts to cause the Bankruptcy Court to (i) enter the Bidding Procedures Order and the Sale Order, and (ii) approve the Stalking-Horse Bidder Fee.

5.14 Reasonable Access to Records and Certain Personnel. In order to facilitate the Company’s efforts to (i) administer and close the Bankruptcy Case, and (ii) prepare tax returns (together, the “Post-Close Filings”), Purchaser shall permit Company’s counsel, accountants and any other professional representative of the Company, during regular business hours, with reasonable notice, and subject to reasonable rules and regulations, reasonable access to any information acquired by the Purchaser pursuant to this Agreement, including financial information of the Company and the Bank that are required for the Company to complete the Post-Close Filings, or to facilitate the administration of the Bankruptcy Case. The Company shall reimburse the Purchaser for any reasonable costs necessary to comply with the provisions of this Section 5.14. The Purchaser shall retain any information acquired by the Purchaser pursuant to this Agreement for a period of six (6) years following the Closing Date. The obligations created by this Section 5.14 shall terminate thirty (30) days after the entry of a final non-appealable order by the Bankruptcy Court approving the Final Report and closing the Bankruptcy Case. Notwithstanding the forgoing, the Purchaser shall not be required to provide such information which it deems confidential or is privileged, unless required by a court order.

5.15 Public Announcements. Other than mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement or thereafter, with respect to which the parties shall cooperate in good faith to jointly prepare or communicate consistent with the joint communication policy of the parties, from and after the date hereof, neither party shall make any public announcement or public comment regarding this Agreement or the Contemplated Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), unless and only to the extent that (a) the furnishing or use of information is required in making any filing or obtaining any Governmental Authorization required for the consummation of the Contemplated Transactions, or (b) the furnishing or use of such information is required by Legal Requirements.

5.16 Tax Refunds. The Company shall promptly transfer to the Bank any and all Tax Refunds received from any Governmental Authority.

5.17 Tax Elections.

(a) On its consolidated federal income Tax Return for the taxable year in which the Closing Date occurs, the Company shall elect under Treasury Regulations Section 1.1502-36(d) to reduce its tax basis in the Shares to the extent necessary to prevent any reduction of the Bank’s Tax attributes. All Tax Returns filed by the Company, the Bank and its Subsidiaries shall be consistent with this provision. In addition, the Company shall take any other action reasonably requested by the Purchaser to preserve the Bank’s Tax attributes.

(b) At the Purchaser’s discretion, the Company will make, or forego making (and cause its Subsidiaries to make or forego making), the election under Internal Revenue Code Section 108(b)(5) for the consolidated federal return filing year that includes the date of Closing. The Purchaser will provide direction to Company on making or not making the election within twenty (20) days of receiving a preliminary calculation of how the Company would apply the provisions of Sec. 108 to any excluded cancellation of debt income.

(c) If the Bank currently has in place a valid election under Treasury Regulations Section 1.166-2(d)(3) (the “Conformity Election”), at the Purchaser’s discretion, it will apply for voluntary revocation of the Conformity Election, effective for the Company’s consolidated federal return filing year that included the date of Closing. The Purchaser will advise the Company in writing of its desire for voluntary revocation within sixty (60) days of the end of the Company’s consolidated federal return filing year that included the date of Closing.

5.18 Preparation and Filing of Tax Returns; Taxes. The Company shall include the income, equity or other applicable tax base of the Bank and its Subsidiaries on the Company’s consolidated, unitary, affiliated or other combined federal and state income Tax Returns for all periods through the end of the Closing Date (such period, the “Pre-Closing Tax Period” and such Tax Returns, the “Company Tax Returns”), in accordance with applicable tax statutes, and pay any federal and state Taxes attributable to such income, equity or other applicable tax base subject to the Bank reimbursing the Company for the Bank’s pro rata share of any such income Taxes paid by the Company, such pro rata share to be determined in accordance with federal consolidated return regulations, where applicable, and with the

Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure. The Bank shall furnish Tax information to the Company for inclusion in such Company Tax Returns in accordance with the Bank’s past custom and practice. The income of the Bank and its Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Bank and its Subsidiaries as of the end of the Closing Date. The Company shall timely prepare and file (or cause to be prepared and filed) the Company Tax Returns, and shall prepare all Company Tax Returns in a manner consistent with prior practice in respect of the Bank and its Subsidiaries unless otherwise required by applicable law or unless the Purchaser consents to such different treatment, such consent not to be unreasonably withheld, conditioned or delayed. The Company shall provide (or cause to be provided) to the Purchaser a copy of any Company Tax Return at least twenty (20) Business Days prior to the due date for filing such return (or, if such Tax Return is required to be filed within twenty (20) Business Days after the Closing Date, as soon as practicable after preparation but prior to filing thereof), and the Purchaser shall have ten (10) Business Days in which to review and comment on such return prior to the filing thereof. The Company shall not unreasonably withhold its consent to reflecting such Purchaser comments on such returns to the extent permitted by applicable law. The Purchaser and the Company agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on the Purchaser’s federal and state income Tax Returns to the extent permitted by Treasury Regulations Section 1.1 502-76(b)(1)(ii)(B). Neither Party shall amend or cause to be amended any consolidated/unitary Tax Returns that relates to any Tax period or portion thereof that ends on or before the Closing Date without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

5.19 Tax Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on or attributable to the Bank or its Subsidiaries, the Purchaser on the one hand and the Company on the other hand shall reasonably cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes. The Company shall provide to the Purchaser copies of all information, returns, books, records and documents relating to any Tax matters of or attributable to the Bank or its Subsidiaries.

5.20 Tax Proceedings. The Company shall promptly notify the Purchaser upon receipt by the Company of any notice of any inquiries, assessments, audits, proceedings or similar events received from any taxing authority with respect to any Taxes, Tax attributes (including net operating losses) or Tax Refunds of or attributable to the Bank and its Subsidiaries, including such items included in any consolidated, affiliated, unitary or other combined Tax Return, whether attributable to the Pre-Closing Tax Period or any period or portion of a period after the Closing Date (any such inquiry, assessment, audit, proceeding or similar event, a “Tax Matter”). The Purchaser shall have the right to control the process, disposition and decision of whether to settle any Tax Matter in its sole discretion. In addition, the Company shall not enter into any settlement of or otherwise compromise any inquiry, assessment, audit, proceeding or similar event to the extent that such settlement or compromise could adversely affect the Tax liability (including a reduction of a Tax Refund, net operating loss or other Tax attribute) of the Bank, its Subsidiaries or the Purchaser, including under this Agreement, without the consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed.

5.21 Transfer Taxes. Notwithstanding any other provision of this Agreement, the Purchaser shall be solely responsible for any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other similar non-income Taxes and administrative fees (including, without limitation, notary fees) (“Transfer Taxes”) arising in connection with the consummation of the Contemplated Transactions, whether levied on the Company, the Purchaser or its Affiliates. The

Purchaser shall timely prepare (or cause to be prepared) any Tax Returns with respect to Transfer Taxes arising in connection with the consummation of the Contemplated Transactions (the “Transfer Tax Returns”). The Purchaser shall provide (or cause to be provided) to the Company a copy of any Transfer Tax Return at least ten (10) days prior to the due date for filing such return, and the Company shall have five (5) days in which to review and comment on such return prior to the filing thereof. The Purchaser shall take any such Company comments into consideration in good faith, provided, however, that the Purchaser shall have final determination as to the contents of any Transfer Tax Return unless the Company believes and informs the Purchaser that, upon advice of its advisors, a position taken by the Purchaser is not permitted under applicable law, and provided, further, that if the Company so believes any position reflected on a Transfer Tax Return is not permitted under applicable law, the parties shall engage an independent third party accounting firm to determine whether such position is permitted under applicable law and the determination of such accounting firm shall control the treatment of the disputed position(s) on such Transfer Tax Return. The expense of such accounting firm shall be borne 50% by the Company and 50% by the Purchaser. The Company shall timely file all Transfer Tax Returns and the Purchaser shall pay to the Company the amount shown as due on any such return at least three (3) days prior to the due date of such return. Upon the request of the Company, the Purchaser agrees to pay to the Company any additional Transfer Taxes, along with related penalties and interest, if any, if and to the extent the Company is then liable for such Transfer Taxes pursuant to an audit or other proceeding by a taxing authority in respect of any Transfer Taxes that the Purchaser has not previously paid over to the Company or a taxing authority. The Company and the Purchaser shall cooperate to minimize Transfer Taxes. If a certificate or document of exemption is required to reduce or eliminate the Transfer Taxes, the Purchaser will promptly furnish such certificate or document to the Company or the Purchaser will cooperate with the Company to allow the Company to obtain such reduction or exemption from Transfer Taxes.

5.22 Resignations. The Company shall deliver to the Purchaser written resignations, in form and substance reasonably acceptable to the Purchaser, effective as of the Closing Date, of each member of the board directors of the Bank other than those listed on Schedule 5.22 to the Original Agreement (the “Continuing Board Members”).

5.23 Deferred Compensation Plan. Subject to receipt of non-objection from the OCC, effective as of the day immediately preceding the Closing Date, the Company shall (or shall cause the Bank to) terminate the Deferred Compensation Plan in a manner consistent with Section 409A of the Code and the regulations thereunder. As soon as permissible under Code Section 409A-related regulations and any Regulatory Agreements, the Purchaser, or the Bank at the Purchaser’s discretion, shall make a lump sum payment to each director of the Bank eligible under the Deferred Compensation Plan equal to the amount payable to such director under the Deferred Compensation Plan.

5.24 Bankruptcy Filings.

(a) From and after the Original Agreement Date through the Closing Date, promptly before filing any papers or pleadings in the Bankruptcy Case that relate in any way to this Agreement, the Sale, the Bid Procedures, the Contemplated Transaction or the Purchaser, the Company shall provide the Purchaser with a copy of such papers or pleadings.

(b) The Company shall, through the Closing Date, use its best efforts to provide the Purchaser with prompt notice of any papers or pleadings filed by a party other than the Purchaser in the Bankruptcy Case that relate in any way to this Agreement, the Sale, the Bid Procedures or the Purchaser.

5.25 Transfer of Business-Related Assets and Contracts. If at any time, whether before or after the Closing, the Company or any of its officers or employees discovers or is otherwise aware of the fact that the Company or one of its Subsidiaries (other than the Bank or its Subsidiaries) (a) owns any asset (whether real, personal, tangible, intangible or otherwise) that is used or held for use in connection with, or that relates to, the Business or (b) is a party to any Contract relating to the Business, the Company will promptly give notice of that fact to the Purchaser and, if the Purchaser so requests, the Company will promptly cause such asset to be transferred to the Bank free and clear of all Encumbrances, or the rights and obligations (but not any obligations relating to a pre-transfer breach or default) under such Contract to be assigned to the Bank free and clear of all Encumbrances, as the case may be, for no consideration.

5.26 Plan. The Company covenants and agrees that if the Sale Order is entered, the terms of any plan of reorganization or liquidation submitted, supported or sponsored by the Company for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of the Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction that is approved pursuant to the Sale Order.

5.27 Appeal. If the Sale Order or the Bidding Procedures Order is appealed by any Person, or petition for certiorari or motion for rehearing, reconsideration or rehearing is filed with respect thereto, the Company agrees to take all action as may be reasonably necessary to defend against such appeal, petition or motion and to obtain an expedited resolution of such appeal, petition or motion.

5.28 Employees. As soon as administratively practicable after the Closing Date and until the second anniversary of the Closing Date, and subject to Purchaser’s and its Subsidiaries’ respective authority to amend, from time to time, or terminate the Purchaser Plans (defined below) and all other plans, programs and other arrangements, Purchaser shall use commercially reasonable efforts to enable employees of the Bank who become employees of the Purchaser or a Subsidiary of Purchaser to be entitled to participate in each employee welfare benefit plan (as defined in ERISA Section 3(1)) and Qualified Plan of broad and general applicability of Purchaser and its Subsidiaries (collectively, the “Purchaser Plans” and each, a “Purchaser Plan”) to the same extent as similarly-situated employees of Purchaser and its Subsidiaries, provided, however, that such enabling of such employees of the Bank may occur at different times with respect to different plans and provided, further, that Purchaser shall use commercially reasonable efforts to continue coverage under the applicable plans of the Bank until such employees are permitted to participate in the applicable Purchaser Plans. Purchaser shall take all reasonable action so that employees of the Bank who become employees of Purchaser or its Subsidiaries shall be entitled to receive credit for their consecutive years of employment by the Bank up to the Closing Date for purposes of any eligibility or vesting requirements under the relevant benefit plans of Purchaser or its Subsidiaries in which they are eligible to participate. Purchaser expressly acknowledges its obligation to honor the terms of the Bank’s employee severance compensation plan. In addition, any employee of the Bank who is terminated within one year of the Closing Date by Purchaser but is not otherwise eligible to receive severance payments under such plan will be entitled to severance payments equal to two weeks of pay for each full year of service, subject to a minimum of four weeks and a maximum of ten weeks. Notwithstanding anything in this Agreement to the contrary, no provision or term of this Agreement shall constitute or be deemed to constitute an amendment of, or a term or provision of, any Purchaser Plan or any other plan, program or other arrangement.

5.29 Certain Benefit Arrangements». Upon not less than ten (10) days’ notice prior to the Closing Date from Purchaser to the Company, the Company shall cause the termination, amendment or other appropriate modification of each Qualified Plan such that the Bank shall not sponsor or otherwise have any further Liability or other obligation in connection with such Qualified Plans, effective as of the date which immediately precedes the Closing Date. Upon such action, participants in the First Place Bank 401(k) Plan and the First Place Bank Employee Stock Ownership Plan shall be 100% vested in their account balances. In addition, Purchaser, in its sole and absolute discretion, may refinance the loans granted under the First Place Bank 401(k) Plan to Bank employees who become employees of the Purchaser or a Subsidiary so that such loans are repaid to the First Place 401(k) on or before the Closing.

ARTICLE 6

CONDITIONS OF CLOSING

6.1 Conditions to the Purchaser’s Obligations. The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.11, 3.17 and 3.24 shall be true and correct in all respects as of the Original Agreement Date and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing (provided that those representations and warranties which address matters only as of a particular earlier date shall have been true and correct only on such date) and (ii) the representations and warranties of the Company contained in this Agreement (other than those representations and warranties specified in sub-clause (i) above) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifications contained therein) as of the Original Agreement Date and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing (provided that those representations and warranties which address matters only as of a particular earlier date shall have been true and correct only on such date), except where the failure of such representations and warranties in this sub-clause (ii) to be so true and correct (without regard to materiality or Material Adverse Effect qualifications contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) Covenants. The covenants and obligations of the Company to be performed or observed on or before the Closing pursuant to this Agreement shall have been duly performed or observed in all material respects;

(c) Petition Date. The Company shall have filed the Bankruptcy Case within one (1) Business Day following the Original Agreement Date;

(d) Bidding Procedures Order. The Bankruptcy Court shall have entered the Bidding Procedures Order in form and substance acceptable to the Purchaser, including the Stalking-Horse Bidder Fee, and such order shall be unstayed, and shall not have been amended, modified, reversed or vacated;

(e) Sale Order. The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall not have been (i) stayed, vacated, or reversed, or be the subject of any pending motion seeking such relief, (ii) (except with the express written consent of the Purchaser not to be unreasonably withheld or delayed) amended, supplemented or otherwise modified or (iii) subject to an appeal, which, in the Purchaser’s reasonable judgment, would not be mooted as a result of the Closing;

(f) Secretary’s Certificate. The Company shall have delivered to the Purchaser a Secretary’s Certificate certifying to the effect that the conditions set forth in Section 6.1(a) and (b) have been satisfied.

(g) Purchaser Required Approvals. The Purchaser shall have obtained all of the Purchaser Required Approvals in form and substance acceptable to Purchaser and without the imposition of any Burdensome Condition, no such Purchaser Required Approval shall have been amended, modified, reversed or vacated and all applicable waiting periods with respect to any of the Purchaser Required Approvals shall have expired;

(h) Consents. The material consents necessary for the continued operations of the Business, which are set forth in Section 6.1(h) of the Disclosure Schedule, shall have been obtained in form and substance acceptable to the Purchaser and shall be in effect;

(i) Bank Expenses. The Bank shall not have incurred, and the Company’s chief financial officer shall have delivered to the Purchaser within five (5) Business Days of the Closing, an officer’s certificate certifying that the Bank shall not have incurred, in excess of $8.5 million in total legal, investment banking, and insurance-related costs (including contributions to a self insurance fund) and expenses in connection with, or in preparation for, the transactions contemplated by this Agreement (inclusive of costs and expenses of the Bank triggered by the consummation of the transactions contemplated by this Agreement);

(j) No Litigation. There shall not be pending or threatened any Proceeding by any Governmental Authority or other Persons which, in the reasonable opinion of the Purchaser, there is a possibility of an outcome that could have a Material Adverse Effect;

(k) No Material Adverse Effect. From the Original Agreement Date, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect; and

(l) Deferred Compensation Plan. Evidence, in form and substance satisfactory to the Purchaser, that in accordance with Section 5.23, the Deferred Compensation Plan has been terminated.

The foregoing conditions are for the benefit of the Purchaser only, and accordingly, the Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

6.2 Conditions to the Company’s Obligations. The obligation of the Company to complete the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing (provided that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date);

(b) Covenants. The covenants and obligations of the Purchaser to be performed or observed on or before the Closing pursuant to this Agreement shall have been duly performed or observed in all material respects;

(c) Sale Order. The Bankruptcy Court shall have entered the Sale Order; and

(d) Secretary’s Certificate. The Purchaser shall have delivered to Seller a Secretary’s Certificate certifying to the effect that the conditions set forth in Section 6.2(a) and (b) have been satisfied.

The foregoing conditions are for the benefit of the Company only and accordingly the Company will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

6.3 Mutual Condition. The obligations of the Company and the Purchaser to complete the Contemplated Transactions are subject to the fulfillment of the condition that no injunction or restraining order or other decision, ruling or order of a court, board, Governmental Authority or administrative tribunal of competent jurisdiction being in effect which prohibits, restrains, limits or imposes conditions on the transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened (and such threat not having been withdrawn) before any such court, board, Governmental Authority or administrative tribunal to restrain, prohibit, limit or impose conditions on the transactions contemplated by this Agreement.

6.4 Termination.

(a) In the event that the Closing has not occurred on or before January 31, 2013 or such later date as may be agreed in writing by the Parties in their sole discretion (the “Outside Date”), the Purchaser or the Company, as applicable, may, subject to Section 9.10, terminate this Agreement, in which event the parties will be released from all obligations under this Agreement, except that the Company will not be released from its obligations to pay the Stalking Horse Bidder Fee on the first Business Day following the date of consummation of an Alternative Transaction unless the Purchaser is in material breach of this Agreement, and provided that no party will be released from its obligations, or may terminate this Agreement if it has materially breached (and not cured) any of its covenants or obligations in or under this Agreement and such breach has been the cause of or resulted in the failure of the Closing to occur on or before the Outside Date.

(b) This Agreement may also be terminated prior to the Closing:

(i) at any time by the mutual written agreement of the Company and the Purchaser;

(ii) by the Purchaser (provided, that the Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if either of the conditions in Section 6.1(a) or (b) have not been fulfilled and the breach or breaches giving rise to the failure of these conditions to be fulfilled cannot be or have not been cured within thirty (30) days after written notice by the Purchaser to the Company;

(iii) by the Company (provided, that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if either of the conditions in Section 6.2(a) or (b) have not been fulfilled and the breach or breaches giving rise to the failure of these conditions to be fulfilled cannot be or have not been cured within thirty (30) days after written notice by the Company to the Purchaser;

(iv) by the Company or the Purchaser, if the Bankruptcy Court enters a Sale Order approving the Sale to a Qualified Overbidder, other than the Purchaser;

(v) by either the Company or the Purchaser, with fifteen (15) days’ prior written notice or such shorter period as required by a court or Governmental Authority, or any applicable Legal Requirement, if any court or Governmental Authority shall finally determine that the subject of this Agreement violates any applicable Legal Requirement and the terms of this Agreement cannot be amended to meet all legal requirements to the satisfaction of such court or Governmental Authority;

(vi) by either the Company or the Purchaser, if the Purchaser or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any of the Purchaser Required Approval or receives written notice from such Governmental Authority that it will not grant such Purchaser Required Approval on the terms contemplated by this Agreement without imposing any Burdensome Condition;

(vii) upon two (2) days’ prior written notice by the Purchaser to the Company, if the Bankruptcy Court fails to approve the Stalking-Horse Bidder Fee as part of the Bidding Procedures Order; provided that such notice of termination is provided to the Company not later than the end of the second Business Day following such date; and

(viii) by Purchaser, if the Bankruptcy Court has not entered the Sale Order approving the Sale to Purchaser by December 14, 2012, or if such Sale Order has been entered but is stayed or has been reversed or vacated on such date, or if such Sale Order has been entered but has been amended or modified without the prior written consent of Purchaser on or before such date.

ARTICLE 7

CLOSING TRANSACTIONS

7.1 Time and Place. The Closing shall take place in the offices of Nelson Mullins Riley & Scarborough LLP at 101 Constitution Avenue, NW, Suite 900, Washington, DC 20001 on the Closing Date; or at such other time and date, or both, as the Company and the Purchaser or their respective counsel may agree upon in writing.

7.2 Company’s Closing Deliverables. At the Closing, the Company shall deliver the following to the Purchaser:

(a) a certificate signed by Secretary of the Company, certifying to the fulfillment of the conditions specified in Section 6.1(a) and (b);

(b) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer Tax stamps affixed;

(c) all conveyances, transfers, assignments, instruments and other documents which are necessary to assign, sell and transfer the Shares to the Purchaser and the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any) to the Bank, in either case as contemplated by this Agreement in such form and content as the Purchaser may require, acting reasonably;

(d) certified copies of a resolution of the directors of the Company approving the completion of the Contemplated Transactions including, without limitation, the sale of the Shares and the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts) and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement in such form and content as the Purchaser may require, acting reasonably;

(e) a certified copy of the Sale Order;

(f) a letter agreement, in form and substance reasonably satisfactory to the Purchaser, releasing the Purchaser, the Bank and their respective Affiliates (and their respective officers, directors, employees, managers, partners, members, and principals) from and against any pre-Closing Liabilities to the Company or its Subsidiaries (other than the Bank and its Subsidiaries) other: (i) than Liabilities under this Agreement; (ii) Liabilities relating to the Other Purchased Assets; and (iii) Liabilities first arising after the Closing (the “Assumed Contract Liabilities”).

(g) an affidavit from the Company that it is not a “foreign person” or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

(h) except for those directors set forth on Schedule 6.1(h) to the Original Agreement, written resignation letters of all of the members of the board of directors of the Bank, which resignations shall be effective as of the Closing; and

(i) evidence, in form and substance reasonably satisfactory to the Purchaser, of the termination of the Deferred Compensation Plan; and

7.3 Purchaser’s Closing Deliverables. At the Closing, the Purchaser shall effect the Equity Contribution and deliver the following:

(a) a certificate signed by Secretary of the Purchaser, certifying to the fulfillment of the conditions specified in Section 6.2(a) and (b) to the Company;

(b) the Cash Purchase Price to Wilmington Trust Company to be held for the benefit of and in trust for the holders of the Trust Preferred Securities, pursuant to the terms and conditions of the indentures and declarations of trust governing the Trust Preferred Securities issued by the Trust Preferred Issuers, pending completion of the satisfaction and retirement of Assumed Securities as contemplated in Sections 2.2 and 2.3;

(c) documentation to the Company, the Committee, and Wilmington Trust Company evidencing the assignment and assumption of the Assumed Securities in a form and manner as directed in the Sale Order, but otherwise pursuant to the terms and conditions of the indentures and declarations of trust governing the Trust Preferred Securities issued by the Trust Preferred Issuers, and all approvals, waivers, non-objections, and authorizations required for the Purchaser to complete such assignment and assumption and the satisfaction and retirement of the Assumed Securities as contemplated in Section 2.3; and

(d) a letter agreement to the Company, in form and substance reasonably satisfactory to the Company, releasing the Company and its respective Affiliates (and its respective officers, directors, employees, and managers) from and against any pre-Closing Liabilities to the Bank or its Subsidiaries other than the Assumed Contract Liabilities and Liabilities under this Agreement.

7.4 Concurrent Delivery. It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the others pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

7.5 Transfer of Shares. Subject to the terms and conditions set forth in this Agreement, and subject to the entry of a Sale Order, the Sale of the Shares to the Purchaser and the sale of the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any) to the Bank shall be deemed to take effect on the Closing Date.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS AND COVENANTS

8.1 Survival. The Company and the Purchaser agree that all of the representations, warranties, agreements and covenants of the Company and the Purchaser contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Closing Date, except that the representations, warranties, agreements and covenants that by their terms survive the Closing Date and this Article 8 and Article 9 shall survive the Closing Date.

ARTICLE 9

MISCELLANEOUS

9.1 Legal and Other Fees and Expenses.

(a) Unless otherwise specifically provided herein, the parties will pay their respective legal, accounting and other professional fees and expenses incurred by each of them in connection with the negotiation and settlement of this Agreement, the completion of the Contemplated Transactions and other matters pertaining hereto.

(b) The Purchaser shall pay the fees and expenses of the Committee and its advisors through Closing as allowed by final order of the Bankruptcy Court. The Purchaser shall not object to any request for payment of the Committee’s professional fees and expenses totaling Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) or less in the aggregate.

(c) The Purchaser shall pay or shall cause the Bank to pay the allowed fees and expenses of the Company’s professionals, including fees and expenses of Patton Boggs LLP, Bayard, P.A., FTI Consulting, Inc., and Donlin, Recano & Company, Inc. incurred from the Petition Date through Closing, and such payment shall not be considered “Bank Expenses” for purposes of Section 6.1(i) of this Agreement. The Purchaser shall not object to any request for payment of the Company’s professional fees and expenses. Any retainers held by the Company’s professionals shall be used to wind down the Bankruptcy Case after Closing, with any remaining retainer amounts to be delivered to the Purchaser after final approval and payment of the Company’s professional fees and expenses incurred after Closing.

9.2 Notices. Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing and delivered by hand, facsimile transmission or prepaid registered mail (return receipt requested) to the party to which it is to be given as follows:

To the Company:

First Place Financial Corp.

185 East Market Street

Warren, Ohio 44481

Attention: Craig Carr

Facsimile: (330) 373-9906

with a copy to:

Patton Boggs LLP

2550 M Street, NW

Washington, DC 20037

Attention: Joseph G. Passaic, Jr.

Facsimile: (202) 457-6315

To Purchaser:

Talmer Bancorp, Inc.

2301 W. Big Beaver Road, 5th Floor

Troy, Michigan 48084

Attention: David T. Provost

Facsimile No.: (248) 498-2914

with a copy to:

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention: J. Brennan Ryan

Facsimile No.: (404) 322-6041

or to such other address or fax number as a party may specify by notice given in accordance with this Section 9.2. Any such notice, request, demand or other communication given as aforesaid will be deemed to have been given, in the case of delivery by hand or registered mail, when delivered, in the case of delivery by facsimile transmission, when a legible facsimile is received by the recipient if received before 5:00 p.m. local time on a Business Day, or on the next Business Day if such facsimile is received on a day which is not a Business Day or after 5:00 p.m. local time on a Business Day.

9.3 Further Assurances. Each of the parties shall execute and deliver such further documents, instruments and agreements and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date, to carry out the full intent and meaning of this Agreement, give effect to the transactions contemplated by this Agreement and assure to the Purchaser good and valid title to the Shares, free and clear of all Encumbrances, and assure to the Bank good and valid title to the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any), free and clear of all Encumbrances. The Company shall seek to enforce its rights under any third party nondisclosure or confidentiality agreements on behalf of and at the request and expense of the Purchaser.

9.4 Time of the Essence. Time shall be of the essence of this Agreement.

9.5 Entire Agreement. This Agreement (and all related documents referred to herein, including the schedules and exhibits to the Original Agreement and hereto) constitutes the entire agreement between the Company and the Purchaser pertaining to the Contemplated Transactions and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the Company and the Purchaser and there are no warranties, representations, covenants, obligations or agreements between the Company (or any Affiliate thereof) and the Purchaser (or any Affiliate thereof) except as set forth in this Agreement (or any such related document).

9.6 Assignment. Neither party to this Agreement may assign any of its respective benefits, obligations or liabilities under or in respect of this Agreement without the prior written consent of the other party, which may be withheld in its absolute discretion; provided, however, that the Purchaser may, without the consent of the Company, assign its rights and benefits under or in respect of this Agreement, in whole or in part, to one or more directly or indirectly wholly-owned Subsidiaries, if and to the extent permitted by the Regulatory Approvals and the Bankruptcy Court, but no such assignment will relieve the Purchaser of its obligations under this Agreement. Any attempted assignment without the necessary consent shall be void.

9.7 Invalidity. Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

9.8 Waiver and Amendment. Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by the party to be bound by such amendment or waiver. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement nor a continuing waiver unless otherwise expressly provided.

9.9 Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder; provided, however, that the current directors and officers of the Bank included in the term “Indemnified Parties” shall be deemed to be third-party beneficiaries of the provisions of Section 5.5.

9.10 Surviving Provisions on Termination. Notwithstanding any other provisions of this Agreement, if this Agreement is terminated, the provisions of Sections 1.3, 5.2, 5.3, 5.9, 5.14, 6.4(a) and 9.1 shall survive such termination and remain in full force and effect, and each party shall remain liable for any willful breach of this Agreement prior to its termination.

9.11 Captions. The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

9.12 Counterparts. This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument. Electronically transmitted or facsimile copies shall be deemed to be originals.

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IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

COMPANY FIRST PLACE FINANCIAL CORP.

By:	/s/ Samuel A. Roth
Name: Samuel A. Roth Title: Chairman of the Board

PURCHASER TALMER BANCORP, INC.

By:	/s/ David T. Provost
Name: David T. Provost Title: Chief Executive Officer